Exhibit 10.2

$464,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

SYNIVERSE HOLDINGS, INC.,

SYNIVERSE TECHNOLOGIES, INC.

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

LEHMAN BROTHERS INC. and DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers and Joint Book-Running Managers,

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Syndication Agent

and

BEAR STEARNS CORPORATE LENDING INC.

and

LASALLE BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

Dated as of August 9, 2007

i

SECTION 4. REPRESENTATIONS AND WARRANTIES		58

4.1	Financial Condition	58
4.2	No Change	59
4.3	Corporate Existence; Compliance with Law	59
4.4	Corporate Power; Authorization; Enforceable Obligations	59
4.5	No Legal Bar	60
4.6	No Material Litigation	60
4.7	No Default	60
4.8	Ownership of Property; Liens	60
4.9	Intellectual Property	60
4.10	Taxes	61
4.11	Federal Regulations	62
4.12	Labor Matters	62
4.13	ERISA	62
4.14	Investment Company Act; Other Regulations	63
4.15	Subsidiaries	63
4.16	Use of Proceeds	63
4.17	Environmental Matters	63
4.18	Accuracy of Information, etc.	64
4.19	Security Documents	65
4.20	Solvency	66
4.21	Senior Indebtedness	66
4.22	Insurance	66
4.23	Real Property	66
4.24	Permits	66

SECTION 5. CONDITIONS PRECEDENT		67

5.1	Conditions to Initial Extension of Credit	67
5.2	Conditions to Extension of Credit under the Delayed Draw Term Facility	69
5.3	Conditions to Each Extension of Credit	69

SECTION 6. AFFIRMATIVE COVENANTS		70

6.1	Financial Statements	70
6.2	Certificates; Other Information	71
6.3	Payment of Taxes	72
6.4	Conduct of Business and Maintenance of Existence, etc.	73
6.5	Maintenance of Property; Insurance	73
6.6	Inspection of Property; Books and Records; Discussions	74
6.7	Notices	74
6.8	Environmental Laws	75
6.9	Interest Rate Protection	75
6.10	Additional Collateral, etc.	75
6.11	Use of Proceeds of the Loans	77
6.12	ERISA Documents	77
6.13	Further Assurances	78
6.14	Post-Closing Financials	78

SECTION 7. NEGATIVE COVENANTS		78

7.1	Maximum Total Leverage Ratio	79
7.2	Limitation on Indebtedness	80
7.3	Limitation on Liens	82
7.4	Limitation on Fundamental Changes	84
7.5	Limitation on Disposition of Property	84
7.6	Limitation on Restricted Payments	85
7.7	Limitation on Capital Expenditures	87
7.8	Limitation on Investments and Designation of Unrestricted Subsidiaries	87
7.9	Limitation on Optional Payments of Indebtedness	89
7.10	Limitation on Transactions with Affiliates	89
7.11	Limitation on Sales and Leasebacks	90
7.12	Limitation on Changes in Fiscal Periods	90
7.13	Limitation on Negative Pledge Clauses	90
7.14	Limitation on Restrictions on Subsidiary Distributions, etc.	90
7.15	Limitation on Lines of Business	91
7.16	Limitation on Hedge Agreements	91
7.17	Partnerships and Joint Ventures	91
7.18	Limitations on Activities of the Parent	91

SECTION 8. EVENTS OF DEFAULT		92

8.1	Events of Default	92
8.2	Specified Equity Contributions	95

SECTION 9. THE ADMINISTRATIVE AGENT; THE ARRANGERS		96

9.1	Appointment	96
9.2	Delegation of Duties	96
9.3	Exculpatory Provisions	96
9.4	Reliance by Administrative Agent	97
9.5	Notice of Default	97
9.6	Non-Reliance on Administrative Agent and Other Lenders	97
9.7	Indemnification	98
9.8	The Arrangers and the Administrative Agent in Their Individual Capacities	98
9.9	Successor Administrative Agents	99
9.10	Authorization to Release Liens	99
9.11	The Arrangers and the Syndication Agent	99
9.12	Withholding Tax	99

SECTION 10. MISCELLANEOUS		100

10.1	Amendments and Waivers	100
10.2	Notices	102
10.3	No Waiver; Cumulative Remedies	103
10.4	Survival of Representations and Warranties	103
10.5	Payment of Expenses; Indemnification	103
10.6	Successors and Assigns; Participations and Assignments	105
10.7	Adjustments; Set-off	107
10.8	Counterparts	108

10.9	Severability	108
10.10	Integration	108
10.11	GOVERNING LAW	109
10.12	Submission To Jurisdiction; Waivers	109
10.13	Acknowledgments	109
10.14	Confidentiality	110
10.15	Release of Collateral and Guarantee Obligations	110
10.16	Accounting Changes	111
10.17	Delivery of Lender Addenda	112
10.18	Construction	112
10.19	Confirmation	112
10.20	WAIVERS OF JURY TRIAL	112
10.21	Customer Identification - USA PATRIOT Act Notice	112
10.22	Judgment Currency	112
10.23	No Novation	113

SCHEDULES:
4.1(b)	Material Obligations not disclosed on Financial Statements
4.6	Litigation
4.9(b)	Trademarks, Service Marks and Trade Names
4.9(c)	Patents
4.9(d)	Copyrights
4.9(e)	Intellectual Property Licenses
4.15(a)	Corporate Structure on the Closing Date
4.15(b)	Outstanding Subscriptions, Etc.
4.19(a)	UCC Filing Jurisdictions – Collateral
4.19(b)	UCC Filing Jurisdictions – Intellectual Property Collateral
4.23	Leased Real Property
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.10	Affiliate Transactions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Legal Opinion of Kirkland & Ellis
F-1	Form of Term Note
F-2	Form of Revolving Credit Note
F-3	Form of Swing Line Note
G	Form of Exemption Certificate
H	Form of Lender Addendum
J	Form of Intercompany Subordinated Demand Promissory Note
K	Form of Notice of Borrowing

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 9, 2007, among SYNIVERSE HOLDINGS, INC., a Delaware corporation (the “Parent”), SYNIVERSE TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC. (“LBI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers and joint book-running managers (in such capacities, the “Arrangers”), LEHMAN COMMERCIAL PAPER INC. (“LCPI”), as administrative agent (in such capacity, the “Administrative Agent”), DEUTSCHE BANK AG NEW YORK BRANCH, as syndication agent (in such capacity, the “Syndication Agent”), and BEAR STEARNS CORPORATE LENDING INC. and LASALLE BANK NATIONAL ASSOCIATION as co-documentation agents (in such capacity, the “Co-Documentation Agents”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Parent, the Lenders, LBI, as advisor, lead arranger and book manager, and LCPI, as administrative agent, are parties to that certain credit agreement dated as of February 15, 2005, amended by the First Amendment to Credit Agreement, dated as of August 8, 2007 (as amended, supplemented, modified or restated through the date hereof, the “Existing Credit Agreement”).

WHEREAS, the Borrower is a wholly owned subsidiary of the Parent, an entity formed by certain Control Investment Affiliates of the Principal, the Other Equity Investors and Management Investors;

WHEREAS, the Borrower has requested that the Lenders make credit facilities available to the Borrower in order to finance the acquisition of all of the equity interests in Billing Services Group Luxembourg S.à r.l. and BSG Clearing Solutions Asia Limited, together with each of their respective subsidiaries, to refinance existing loans and for the other purposes set forth herein;

WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acknowledgement and Consent”: the Acknowledgement and Consent of each Issuer (as defined in the Guarantee and Collateral Agreement) that is not also a Grantor (as defined in the Guarantee and Collateral Agreement), substantially in the form of Exhibit A to the Guarantee and Collateral Agreement.

“Acquired Business”: Billing Services Group Luxembourg S.à r.l. and BSG Clearing Solutions Asia Limited, together with each of their respective Subsidiaries.

“Acquisition”: The acquisition by the Borrower of the Acquired Business pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement”: the Share Purchase Agreement dated as of April 1, 2007 among Billing Services Group Limited, Highwoods Corporation and the Borrower, as amended prior to the Delayed Draw Funding Date.

“Act”: as defined in Section 10.21.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person which directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Fund”: with respect to any Lender that is a fund that invests (in whole or in part) in commercial loans, any other fund that invests (in whole or in part) in commercial loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor:

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) until the Delayed Draw Termination Date, the aggregate amount of such Lender’s Delayed Draw Term Commitments then in effect and (iii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, supplemented, replaced or otherwise modified from time to time.

“Agreement Currency”: as defined in Section 10.22.

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Base Rate Loans	Eurocurrency Loans
Tranche B Term Loans	1.50%	2.50%
Delayed Draw Term Loans ($ and €)	1.50%	2.50%
Revolving Credit Loans ($ and €) and Swing Line Loans	1.50%	2.50%

“Application”: an application, in such form as the Multicurrency Issuing Lender may specify from time to time, requesting the Multicurrency Issuing Lender to open a Multicurrency Letter of Credit.

“Arrangers”: as defined in the preamble hereto.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (f) of Section 7.8 or clause (a), (b), (c), (d) (solely to the extent set forth therein), (f), (g), (h), (i), (j) or (k) of Section 7.5) which yields gross proceeds to any Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value (as determined by the Administrative Agent in its reasonable business judgment) in the case of other non-cash proceeds) in excess of $15,000,000.

“Assignee”: as defined in Section 10.6(c).

“Assignment and Assumption”: as defined in Section 10.6(c)

“Assignor”: as defined in Section 10.6(c).

“Assumption Agreement”: the Assumption Agreement, substantially in the form of Annex 1 to the Guarantee and Collateral Agreement.

“Available Amount”: as defined in Section 7.6(f).

“Available Revolving Credit Commitment”: collectively, the Available Revolving Credit Dollar Commitment and the Available Revolving Credit Euro Commitment.

“Available Revolving Credit Dollar Commitment”: as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Revolving Credit Lender’s Revolving Credit Dollar Commitment then in effect over (b) such Revolving Credit Lender’s Dollar Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s (other than the Swing Line Lender) Available Revolving Credit Dollar Commitment pursuant to Section 2.9(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

“Available Revolving Credit Euro Commitment”: as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Revolving Credit Lender’s Revolving Credit Euro Commitment then in effect over (b) such Revolving Credit Lender’s Euro Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s

Revolving Extensions of Credit for the purpose of determining such Lender’s (other than the Swing Line Lender) Available Euro Revolving Credit Commitment pursuant to Section 2.9(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

“Beneficial Owner”: has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lender(s) to make Loans hereunder.

“Business Day”: (i) for all purposes other than as covered by clause (ii) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans denominated in Dollars, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurocurrency market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries provided that, for purposes of calculating compliance with Section 7.7, the following expenditures shall be excluded, without duplication: (i) expenditures made to restore or replace Property to the condition of such Property immediately prior to any damage, loss, or destruction or condemnation of such Property, to the extent such expenditure is made with, or subsequently reimbursed out of the proceeds received from any Recovery Event and (ii) expenditures made by the Borrower or any of its Subsidiaries constituting an Investment permitted by Sections 7.8(g), (m), (iii) expenditures made by the Borrower of any of its Subsidiaries as a tenant in leasehold improvements, to the extent reimbursed by the landlord and (iv) expenditures made with the proceeds of any Reinvestment Deferred Amount or proceeds of Dispositions of Property permitted by clause (f) of Section 7.8 and clauses (a), (b), (c), (d), (f), (g), (h), (i), (j) or (k) of Section 7.5.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) Dollars or Euros; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities), having maturities of not more than 12 months from the date of acquisition; (c) certificates of deposit and eurocurrency time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances (or the foreign equivalent) with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better or in the case of foreign Subsidiaries, any local office of any commercial bank organized under the laws of the relevant jurisdiction or any political subdivision thereof which has a combined capital and surplus and undivided profits in excess of $500,000,000; (d) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Services or Moody’s Investors Services, Inc.; (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b), (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (c) or (d) above or with any Lender; (f) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in

each case maturing within 12 months after the date of acquisition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Class”: (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders or Term Loan Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Dollar Commitments, Revolving Credit Euro Commitments, Tranche B Term Loan Commitments, Delayed Draw Dollar Commitments or Delayed Draw Euro Commitments and (c) when used with respect to Loans, refers to whether such Loans are Revolving Credit Loans or Term Loans.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived, which date shall be not later than August 9, 2007.

“Co-Documentation Agents”: as defined in the preamble hereto.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, including, without limitation, the Intellectual Property Collateral.

“Commitment”: as to any Lender, the sum of the Tranche B Term Loan Commitment, the Delayed Draw Term Commitment and the Revolving Credit Commitment of such Lender.

“Commitment Fee Rate”: (i) 1/2 of 1% per annum for any fiscal quarter in which the Consolidated Leverage Ratio as of the last day of such fiscal quarter is greater than 3.00 to 1.00, (ii) 3/8 of 1% per annum for any fiscal quarter in which the Consolidated Leverage Ratio as of the last day of such fiscal quarter is equal to or less than 3.00 to 1.00 and greater than 2.00 to 1.00 or (iii) 1/4 of 1% per annum for any fiscal quarter in which the Consolidated Leverage Ratio as of the last day of such fiscal quarter is equal to or less than 2.00 to 1.00.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code or of which the Borrower is a general partner.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated June 2007 and furnished to the initial Lenders.

“Consolidated Cash Interest Expense”: for any period, Consolidated Interest Expense for such period, excluding, without duplication, (i) any amounts not payable in cash, (ii) amortization of debt and debt issuance fees, (ii) any fees or expenses paid in connection with a

Permitted Acquisition, (iii) payments made or expenses incurred to obtain Hedge Agreements, (iv) any fees or expenses paid or required to be paid pursuant to any Loan Documents, and (v) any call premiums and one-time fees or reasonable and customary expenses incurred in connection with any redemption, repayment or repurchase of the Senior Subordinated Notes.

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense (including, without duplication, franchise and foreign withholding taxes and any state single business unitary or similar tax), (b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including, in the case of the Borrower, the Loans, Multicurrency Letters of Credit and the Senior Subordinated Notes (including the exchange thereof pursuant to the Registration Rights Agreement)), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period), reasonable and customary fees and expenses incurred in connection with the Acquisition and in connection with the financing and related transaction contemplated by the Loan Documents, reasonable and customary fees and expenses incurred in connection with a public offering of equity of the Parent, any call premiums paid in connection with any redemption, prepayment or repurchase of the Senior Subordinated Notes, non-cash purchase accounting adjustments, losses on sales of assets outside of the ordinary course of business, indemnification expenditures to the extent reimbursable by third parties, transition expenses incurred in fiscal years 2007, 2008, 2009 and 2010 pursuant to the Acquisition in an amount not to exceed $17,500,000 in the aggregate and $10,000,000 in any fiscal year, investment banking and legal fees and similar expenses and transition expenses in an amount not to exceed $15,000,000 in any fiscal year incurred in connection with any Permitted Acquisition (as defined herein or in the Existing Credit Agreement), any Investment permitted pursuant to Sections 7.8(m), or severance or relocation costs) (f) any other non-cash charges (including unrealized losses on Hedge Agreements permitted hereunder and losses recognized in respect of post-retirement benefits as a result of the application of FASB 106 and non-cash foreign currency translation adjustments as a result of the application of FASB 52 and losses on ownership of minority interests in any Person), (g) proceeds received from business interruption insurance and (h) Synthetic Lease Obligations, to the extent deducted as an expense in such period and (i) up to $10,000,000 of expenses related to the relocation of certain facilities (provided such costs were incurred in fiscal year 2006 and expensed on the income statements of the Parent or its Restricted Subsidiaries) and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets or Investments outside of the ordinary course of business and indemnification payments received from third parties to the extent amounts paid with respect to such claims were added to Consolidated Net Income) and (c) any other non-cash income (including unrealized gains on Hedge Agreements, gains recognized in respect of post-retirement benefits as a result of the application of FASB 106, gains with respect to foreign currency translation as a result of the application of FASB 52 and gains on ownership of minority interests in any Person), all as determined on a consolidated basis; provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period, (i) the Consolidated EBITDA of any Person or business acquired by the Borrower or its Restricted Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person or business and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found reasonably acceptable by the Administrative Agent and (ii) the Consolidated EBITDA of any Person or business Disposed of by the Borrower or its Restricted Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period). Consolidated EBITDA may be determined to give pro forma effect to expense and cost reductions in connection with any Permitted Acquisition (including the Acquisition), in each case, that have been realized or (a) for which steps for realization have been taken or (b) for which steps necessary or a plan established for realization are reasonably expected to be taken within the six month period following the consummation of such Permitted Acquisition, so long as such adjustments are set forth in a certificate signed by the CFO of the Borrower, which states (i) the amount of such adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officer executing such certificate at the time of execution.

“Consolidated Interest Expense”: of any Person for any period, total interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, but excluding any fees and expenses payable within 120 days of the Closing Date and/or the Delayed Draw Funding Date related to the Acquisition).

“Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of the Parent and its Restricted Subsidiaries for such period.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Parent and its Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its

Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary.

“Consolidated Total Debt”: at any date, the accreted value of all Funded Debt of the Parent and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors”: as to any Person, the directors of such Person on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of such Person is recommended by at least a majority of the then Continuing Directors or such other director receives the vote of each of the shareholders of such Person (other than, in the case of the Parent, any shareholders who are Management Investors) on the Closing Date in his or her election by the shareholders of such Person.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: as defined in Section 2.24(a).

“Delayed Draw Commitment Fee Rate”: 1.25% per annum.

“Delayed Draw Dollar Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Delayed Draw Dollar Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Delayed Draw Dollar Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Delayed Draw Dollar Commitment is $160,000,000.

“Delayed Draw Dollar Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Delayed Draw Dollar Loans”: as defined in Section 2.1(b).

“Delayed Draw Euro Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Delayed Draw Euro Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Delayed Draw Euro Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Delayed Draw Euro Commitment is the Euro Equivalent on the Delayed Draw Funding Date of $130,000,000.

“Delayed Draw Euro Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Delayed Draw Euro Loans”: as defined in Section 2.1(b).

“Delayed Draw Funding Date”: as defined in Section 2.1(b).

“Delayed Draw Term Commitment”: collectively, the Delayed Draw Dollar Commitments and the Delayed Draw Euro Commitments.

“Delayed Draw Term Commitment Period”: the period from and including the Closing Date to the Delayed Draw Termination Date.

“Delayed Draw Term Facility”: collectively, the Delayed Draw Dollar Facility and the Delayed Draw Euro Facility.

“Delayed Draw Term Loan Percentage”: as to any Lender of Delayed Draw Term Loans at any time, the percentage which such Lender’s Delayed Draw Term Loan Commitment then constitutes of the aggregate Delayed Draw Term Loan Commitments (or, at any time after the Delayed Draw Funding Date, the percentage which the aggregate principal amount of such Lender’s Delayed Draw Term Loans then outstanding constitutes of the aggregate principal amount of the Delayed Draw Term Loans then outstanding).

“Delayed Draw Term Loans”: collectively, the Delayed Draw Dollar Loans and the Delayed Draw Euro Loans.

“Delayed Draw Termination Date”: the earliest to occur of (i) the date the Delayed Draw Term Commitments are permanently reduced to zero pursuant to Section 2.1(b), (ii) the termination of the Acquisition Agreement and (iii) March 31, 2008.

“Derivatives Counterparty”: as defined in Section 7.6.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock or other ownership or profit interest of any Loan Party that by its terms any Loan Party is or, upon the passage of time or the occurrence of any event, may at any time prior to six months after the final scheduled maturity of the Tranche B Term Loans become obligated to redeem, purchase, retire, defease or otherwise make any payment in respect of in consideration other than Capital Stock (other than Disqualified Stock); provided that Capital Stock that would constitute Disqualified Stock solely because the holders of such Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a “change of control” shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the repurchase obligation is subject to the agreements of the Loan Parties herein and that the issuer of such Capital Stock shall have no obligation to repurchase such Capital Stock until all the Obligations have been paid in full.

“Dollar Equivalent”: of any amount means, at the time of determination thereof, if such amount is expressed in Euros, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by LCPI in New York, New York at approximately 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York currency exchange market of such amount of Dollars with Euros.

“Dollars” and “$”: lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Parent organized under the laws of any jurisdiction within the United States of America.

“Dutch Pledge Agreement”: the Deed of Disclosed Pledge of Registered Shares to be executed and delivered by the Borrower, Syniverse Technologies B.V., and the Administrative Agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Eligible Assignee”: as defined in Section 10.6(c).

“EMU”: the Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation”: legislative measures of the European Union for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Investors”: The Control Investment Affiliates of the Principal, the Other Equity Investors and the Management Investors.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euribor Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Euros for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page of the Telerate screen (or otherwise on such screen), the “Euribor Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying euribor rates as may be selected by the Administrative Agent.

“Euribo Rate”: with respect to each day during each Interest Period pertaining to any Loan denominated in Euros, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                    Euribor Base Rate

1.00 - Eurocurrency Reserve Requirements

“Euro Equivalent”: of any amount means, at the time of determination thereof, if such amount is expressed in Dollars, the equivalent of such amount in Euros determined by using the rate of exchange quoted by LCPI in New York, New York at approximately 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York currency exchange market of such amount of Euros with Dollars.

“Euro” and “€”: the single currency of the European Union as constituted by the Treaty on European Union and as referred to in EMU Legislation.

“Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Telerate screen (or otherwise on such screen), the “Eurocurrency Base Rate” for purposes of this definition shall be determined by the Administrative Agent as the average of the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan and with an equivalent period that would be offered by Toronto Dominion (New York), Inc., UBS AG, Stamford Branch and Barclays Bank PLC to first-tier major banks in the offshore Dollar market at their request at approximately 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.

“Eurocurrency Loans”: Loans for which the applicable rate of interest is based upon the Eurocurrency Rate or the Euribo Rate.

“Eurocurrency Overnight Rate”: for any day, the rate per annum applicable to an overnight period beginning on one Business Day and ending on the next Business Day equal to the sum of the Applicable Margin for Eurocurrency Loans and the rate per annum quoted by a commercial bank, to the Administrative Agent as the rate at which it is offering overnight deposits in the relevant currency in amounts comparable to the applicable Loans or Reimbursement Obligations.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Loan denominated in Dollars, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                Eurocurrency Base Rate

1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System. Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans with current Interest Periods which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Foreign Subsidiary”: any Subsidiary of the Parent that is not a Domestic Subsidiary.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Obligations”: the Obligations, as defined in the Existing Credit Agreement.

“Existing Tranche B Term Loans”: all outstanding Tranche B Term Loans (as defined in the Existing Credit Agreement).

“Facility”: each of (a) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Loan Facility”), (b) the Delayed Draw Dollar Commitments and the Delayed Draw Dollar Loans made thereunder (the “Delayed Draw Dollar Facility”), (c) the Delayed Draw Euro Commitments and the Delayed Draw Euro Loans made thereunder (the “Delayed Draw Euro Facility” and, together with the Delayed Draw Dollar Facility, the “Delayed Draw Term Facility”) and (d) the Revolving Credit Dollar Commitments and the Revolving Credit Euro Commitments (including any Incremental Revolving Credit Commitments) and the extensions of credit made thereunder (the “Revolving Credit Facility”) and (d) any Incremental Term Loan made hereunder.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: the Fee Letter, dated April 1, 2007, among the Parent, the Borrower, the Administrative Agent and the Arrangers, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the terms of the Fee Letter.

“FQ1”, “FQ2”, “FQ3”, and “FQ4”: when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of such fiscal year of the Borrower (e.g., FQ1 2007 means the first fiscal quarter of the Borrower’s 2007 fiscal year, which ends December 31, 2007).

“Funded Debt”: as to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1(b).

“Governing Documents”: collectively, as to any Person, the articles or certificate of incorporation and bylaws, any shareholders agreement, certificate of formation, limited liability company agreement, partnership agreement or other formation or constituent documents of such Person.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of February 15, 2005, by and among the Parent, the Borrower, each Subsidiary Guarantor, and LCPI, as administrative agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to the Parent and the Subsidiary Guarantors.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Parent or any of its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Immaterial Subsidiary”: means, at any date of determination, any Restricted Subsidiary designated as such in writing by the Borrower that (i) contributed 5% or less of

Consolidated EBITDA of the Borrower for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 6.1 and (ii) had consolidated assets representing 5% or less of consolidated total assets on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01. Syniverse Technologies, LLC and Syniverse Technologies KK are the only Immaterial Subsidiaries as of the Closing Date.

“Incremental Effective Date”: as defined in Section 2.26.

“Incremental Lender Addendum”: as defined in Section 2.26.

“Incremental Revolving Credit Commitment”: as defined in Section 2.26.

“Incremental Revolving Credit Lender”: as defined in Section 2.26.

“Incremental Revolving Credit Loans”: as defined in Section 2.26.

“Incremental Term Loan”: as defined in Section 2.26.

“Incremental Term Loan Facility”: a term loan facility established pursuant to Section 2.26.

“Incremental Term Loan Lender”: as defined in Section 2.26.

“Incremental Term Loan Maturity Date”: the date that the Incremental Term Loan of a Series shall become due and payable in full hereunder, as specified in the applicable Lender Addendum, including by acceleration or otherwise.

“Incremental Term Loan Percentage”: with respect to each Series of Incremental Term Loans, the percentage which the aggregate principal amount of such Lender’s Incremental Term Loans under such Series then outstanding constitutes of the aggregate principal amount of the Incremental Term Loans under such Series then outstanding.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and, with respect to the Borrower, regardless of whether evidenced by a note or similar instrument, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations or Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses

(a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements and (k) the liquidation value of any Disqualified Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries; provided that (i) Indebtedness shall not include any earn-out obligations and (ii) the amount of any Indebtedness (or portion thereof) which is Non-Recourse Indebtedness or limited to the obligor thereunder and for which recourse is limited to an identified asset, shall be equal to the lesser of (A) the limited amount of such obligor’s obligation and (B) the fair market value of such asset. The amount of any Indebtedness under clause (j) shall be the net amount, including any net termination payments, that would be required to be paid to a counterparty on such date if a termination of the applicable Hedge Agreement were to occur on such date, rather than the notational amount of the applicable Hedge Agreement. Notwithstanding anything herein to the contrary, “Indebtedness” shall not include the any of the preferred stock of the Parent issued on the Closing Date or permitted to be issued hereunder.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks (and related goodwill), service-marks (and related goodwill), trade names, technology, know-how and processes, recipes, formulas, trade secrets, or licenses (under which the applicable Person is licensor or licensee) relating to any of the foregoing and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Agreement”: the Intellectual Property Agreement dated February 14, 2002 by and among Verizon Information Services Inc., Verizon Communications Inc. and the Borrower, and all schedules thereto, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Intellectual Property Collateral”: all Intellectual Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Intellectual Property Security Agreement or the Guarantee and Collateral Agreement.

“Intellectual Property Security Agreement”: each of (i) the Intellectual Property Security Agreement, dated as of February 15, 2005 between the Borrower and LCPI as administrative agent; (ii) the Intellectual Property Security Agreement, dated as of February 15, 2005 between Syniverse Brience, LLC and LCPI as administrative agent; and (iii) any After Acquired Intellectual Property Security Agreement executed by a Loan Party, substantially in the form of Exhibit B-1 or B-2, respectively, to the Guarantee and Collateral Agreement, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan bearing interest based on the Eurocurrency Rate, Euribo Rate or Eurocurrency Overnight Rate having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan bearing interest based on the Eurocurrency Rate, Euribo Rate or Eurocurrency Overnight Rate having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Loan that is a Base Rate Loan (unless all Revolving Credit Loans are being repaid in full in immediately available funds and the Revolving Credit Commitments terminated) and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurocurrency Loan other than a Eurocurrency Loan bearing interest at the Eurocurrency Overnight Rate, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three, six or nine or (if available to all Lenders under the relevant Facility) twelve months thereafter, as selected by the Borrower in its Notice of Borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three, six or nine or (if available to all Lenders under the relevant Facility) twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Term Loans, as the case may be, shall end on the Revolving Credit Termination Date or such due date, as applicable; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”: as defined in Section 7.8.

“Judgment Currency”: as defined in Section 10.22.

“LCPI”: as defined in preamble hereto.

“Lehman Entity”: any of Lehman Commercial Paper Inc. or any of its affiliates (including, without limitation, Syndicated Loan Funding Trust).

“Lender Addendum”: with respect to any Lender, a Lender Addendum, substantially in the form of Exhibit H.

“Lenders”: as defined in the preamble hereto and includes the Multicurrency Issuing Lender.

“Lien”: any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement (including, without limitation, any Incremental Term Loan and any Incremental Revolving Credit Loan).

“Loan Documents”: this Agreement, the Security Documents, the Applications, the Post Closing Letter Agreement and the Notes.

“Loan Parties”: the Parent, the Borrower and each Subsidiary Guarantor.

“Majority Delayed Draw Term Facility Lenders”: the Majority Facility Lenders in respect of the Delayed Draw Term Facility.

“Majority Facility Lenders”: the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the (i) Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments and (ii) Delayed Draw Term Facility, prior to the Delayed Draw Termination Date, the holders of more than 50% of the Delayed Draw Term Commitments).

“Majority Revolving Credit Facility Lenders”: the Majority Facility Lenders in respect of the Revolving Credit Facility.

“Management Investors”: Edward Evans, Raymond Lawless, Mike O’Brien, Robert Garcia, and all other individuals who hold Capital Stock on the Closing Date.

“Material Adverse Effect”: a material adverse condition or a material adverse change in or affecting (a) the financial condition, results of operations, assets or liabilities of the Loan Parties taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents, (c) the validity, enforceability or priority of the Liens purported to be created by the Security Documents or (d) the rights or remedies of any Secured Party hereunder or under any of the other Loan Documents.

“Material Software”: the “Business Software” as defined in the Intellectual Property Agreement.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other toxic or hazardous substances of any kind, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Mortgages”: any and all mortgages and/or deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in a form as may be reasonably agreed to by the Administrative Agent and the Loan Parties party thereto, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Multicurrency Issuing Lender”: a bank holding a Revolving Credit Dollar Commitment to be chosen by the Borrower and the Administrative Agent, in its capacity as issuer of any Multicurrency Letter of Credit.

“Multicurrency L/C Commitment”: $15,000,000.

“Multicurrency L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

“Multicurrency L/C Obligations”: at any time, an amount equal to the sum of, without duplication, (a) the aggregate then undrawn and unexpired amount of the then outstanding Multicurrency Letters of Credit and (b) the aggregate principal amount of drawings under Multicurrency Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“Multicurrency L/C Participants”: the collective reference to all the Revolving Credit Dollar Lenders other than the Multicurrency Issuing Lender.

“Multicurrency Letters of Credit”: as defined in Section 3.1(a).

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable and customary attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness (together with any accrued and unpaid interest thereon, premium or penalty or other amount payable with respect thereto) secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith and net of (i) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (ii) solely in connection with any such Asset Sale, any reserve established in accordance with GAAP or amounts deposited in escrow for adjustment in respect of the sale price of such asset or assets or for indemnities with respect to any Asset Sale, provided that any such reserved or escrowed amounts shall be Net Cash Proceeds to the extent and at the time released to a Loan Party or not required to be so used and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of reasonable and customary attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable and customary fees and expenses, in each case, to the extent actually incurred in connection therewith.

“Non-Consenting Lender”: as defined in Section 2.24(b).

“Non-Excluded Taxes”: as defined in Section 2.20(a).

“Non-Recourse Indebtedness”: Indebtedness as to which neither the Parent nor any of its Subsidiaries: (1)(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness or the pledge of any collateral), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against a Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Indebtedness incurred hereunder) of the Parent or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (3) as to which the lenders thereof have been notified in writing that they will not have any recourse to the stock or assets of the Parent or any of its Subsidiaries.

“Non-U.S. Lender”: as defined in Section 2.20(f).

“Notes”: the collective reference to the Revolving Credit Notes, the Term Notes and the Swing Line Notes, if any, evidencing Loans.

“Notice of Borrowing”: a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit K.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Arrangers, to the Administrative Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Multicurrency Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Arrangers, to the Administrative Agent or to any Lender that are required to be paid by any Loan Party pursuant hereto or to any other Loan Document) or otherwise; provided, that (i) Obligations of any Loan Party under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“OID”: as defined in Section 2.26.

“Other Equity Investors”: investors in the Parent, other than certain Control Investment Affiliates of the Principal and the Management Investors, selected by the Principal and reasonably acceptable to the Administrative Agent, including Snowlake Investment Pte Ltd.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”: as defined in the preamble hereto.

“Participant”: as defined in Section 10.6(b).

“Payment Amount”: as defined in Section 3.5.

“Payment Office”: the office of the Administrative Agent specified in Section 10.2 or as otherwise specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permits”: the collective reference to any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Requirement of Law other than Environmental Permits.

“Permitted Acquisition”: as defined in Section 7.8(g) and including, for the avoidance of doubt, the Acquisition.

“Permitted Capital Expenditure Amount”: $45,000,000; provided, that, following any Permitted Acquisition, such amount shall be increased by an amount equal to the amount permitted prior to such Permitted Acquisition (including all prior such increases) multiplied by the quotient of the total revenues of the acquired entity for the previous fiscal year divided by the total revenues of the Borrower and its Subsidiaries for the previous fiscal year.

“Permitted Liens”: the collective reference to (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 and (ii) in the case of Collateral consisting of Pledged Stock, non-consensual Liens permitted by Section 7.3 to the extent arising by operation of law.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and which the Borrower (or, with respect to any Single Employer Plan or Multiemployer Plan, any Commonly Controlled Entity) maintains, administers, contributes to or is required to contribute to or under which the Borrower (or, with respect to any Single Employer Plan or Multiemployer Plan, any Commonly Controlled Entity) could incur any liability.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Post Closing Letter Agreement”: the Post Closing Letter Agreement dated as of the date hereof by the Borrower in favor of the Administrative Agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Principal”: GTCR Golder Rauner, L.L.C.

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Projections”: as defined in Section 6.2(b).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase Agreement”: the Purchase Agreement, dated as of August 18, 2005, entered into by the Parent, the Borrower and its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Reaffirmation Agreement”: the Reaffirmation Agreement, dated as of August 9, 2007, by and among the Parent, the Borrower, each Subsidiary Guarantor, and LCPI, as administrative agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party.

“Refinanced Term Loans”: as defined in Section 10.1(b).

“Refunded Swing Line Loans”: as defined in Section 2.7(b).

“Refunding Date”: as defined in Section 2.7(c).

“Register”: as defined in Section 10.6(d).

“Registration Rights Agreement”: as defined in the Senior Subordinated Note Indenture.

“Regulation D”: Regulation D of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation T”: Regulation T of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation U”: Regulation U of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation X”: Regulation X of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Multicurrency Issuing Lender pursuant to Section 3.5 for amounts drawn under Multicurrency Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer of the Borrower stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Wholly Owned Subsidiary to the extent otherwise permitted hereunder) intends and expects to use all or a specified portion of the Net Cash

Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its or such Subsidiary’s business; provided that notwithstanding the foregoing, the Borrower may submit a Reinvestment Notice with respect to the Net Cash Proceeds of a Recovery Event if a Default or Event of Default exists, if all such Net Cash Proceeds (or a specified portion thereof) are held in a cash collateral account, established with the Administrative Agent pending the acquisition of such assets.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after receipt of the proceeds giving rise to such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower’s or the applicable Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Term Loans”: as defined in Section 10.1(b).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments, (b) after the Closing Date and until the Delayed Draw Termination Date, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, (ii) the Delayed Draw Term Commitments and (iii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding, or (c) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: as to any Person, the chief executive officer, president, vice-president or chief financial officer of such Person, but in any event, with respect to financial matters, the chief financial officer or any other executive officer of such Person having responsibility for the administration of the obligations in respect of this Agreement of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any direct or indirect Subsidiary of the Borrower (including any Excluded Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Revolving Credit Commitment”: collectively, the Revolving Credit Dollar Commitment and the Revolving Credit Euro Commitment.

“Revolving Credit Commitment Period”: the period from the Closing Date to the Revolving Credit Termination Date.

“Revolving Credit Dollar Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans in Dollars and/or participate in Swing Line Loans and Multicurrency Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Dollar Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, or, as the case may be, in the Incremental Lender Addendum with respect to an Incremental Revolving Credit Commitment of such Lender, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Credit Dollar Lender”: each Lender that has a Revolving Credit Dollar Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Dollar Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Dollar Commitment then constitutes of the Total Revolving Credit Dollar Commitments (or, at any time after the Revolving Credit Dollar Commitments shall have expired or terminated, the percentage which the aggregate principal and/or face amount of such Lender’s Revolving Dollar Extensions of Credit then outstanding constitutes of the aggregate principal and/or face amount of the Total Revolving Dollar Extensions of Credit then outstanding).

“Revolving Credit Euro Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans in Euros and/or participate in Multicurrency Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Euro Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, or, as the case may be, in the Incremental Lender Addendum with respect to an Incremental Revolving Credit Commitment of such Lender, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Credit Euro Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Euro Commitment then constitutes of the Total Revolving Credit Euro Commitments (or, at any time after the Revolving Credit

Euro Commitments shall have expired or terminated, the percentage which the aggregate principal and/or face amount of such Lender’s Revolving Euro Extensions of Credit then outstanding constitutes of the aggregate principal and/or face amount of the Total Revolving Euro Extensions of Credit then outstanding).

“Revolving Credit Lender”: each Lender that has a Revolving Credit Dollar Commitment or a Revolving Credit Euro Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loans”: as defined in Section 2.4, and shall include any Incremental Revolving Credit Loans.

“Revolving Credit Notes”: as defined in Section 2.8(e).

“Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal and/or face amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal and/or face amount of the Total Revolving Extensions of Credit then outstanding).

“Revolving Credit Termination Date”: the sixth anniversary of the Closing Date; provided that the Revolving Credit Termination Date shall be February 15, 2013, if the Senior Subordinated Notes are not refinanced in full by February 15, 2013 in accordance with Section 7.2(f) or otherwise consented to by the Required Lenders.

“Revolving Dollar Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans in Dollars made by such Lender then outstanding, (b) such Lender’s Revolving Credit Dollar Percentage of the Multicurrency L/C Obligations then outstanding and (c) such Lender’s Revolving Credit Dollar Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

“Revolving Euro Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans in Euros made by such Lender then outstanding, (b) such Lender’s Revolving Credit Euro Percentage of the Multicurrency L/C Obligations then outstanding.

“Revolving Extensions of Credit”: collectively, Revolving Dollar Extensions of Credit and Revolving Euro Extensions of Credit.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: collectively, the Arrangers, the Administrative Agent, the Lenders and, with respect to any Specified Hedge Agreement, any affiliate of any Lender (or any Person that was a Lender or affiliate thereof when such Hedge Agreement was entered into)

party thereto that has agreed to be bound by the provisions of Section 7.2 of the Guarantee and Collateral Agreement as if it were a party thereto and by the provisions of Section 9 hereof as if it were a Lender party hereto.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Intellectual Property Security Agreements, the Dutch Pledge Agreement, the Mortgages, if any, and all other pledge and security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Subordinated Note Documentation”: the Senior Subordinated Note Indenture, the Purchase Agreement, the Registration Rights Agreement, together with any other instruments and agreements entered into by any Loan Party in connection therewith (other than the Loan Documents), as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Senior Subordinated Note Indenture”: the Indenture, dated as of August 24, 2005, entered into by the Parent, the Borrower and its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Senior Subordinated Notes”: the senior subordinated notes of the Borrower due 2013, issued from time to time pursuant to the Senior Subordinated Note Indenture.

“Series”: as defined in Section 2.26.

“Services Agreement”: the collective reference to (i) the Distributed Processing Services Agreement and the Mainframe Computing Services Agreement, each as between TSI and Verizon Information Technologies Inc. and dated as of February 14, 2002 and (ii) the Information Technologies Services Agreement between TSI and Lockheed Martin Global Telecommunications, dated as of December 19, 2001 as each of the same may be amended from time to time in accordance with this Agreement.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” (as such term is defined in clause (a)) of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature, and (e) such Person is not insolvent within the meaning of any applicable Requirements of Law. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured; provided that, for purposes of this definition, in computing the amount of any contingent, unliquidated, unmatured or disputed claim at any time, it is intended that such claims will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual, liquidated or matured claim.

“Specified Change of Control”: a “change of control” or similar event (howsoever defined) as defined in the Senior Subordinated Note Indenture.

“Specified Equity Contribution”: as defined in Section 8.2.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) any Loan Party and (ii) any Lender or any affiliate thereof, or any Person that was a Lender or an affiliate thereof when such Hedge Agreement was entered into, as counterparty and (b) which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery thereof by any such Loan Party as a Specified Hedge Agreement; provided that the designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

“Subordinated Intercompany Note”: the Intercompany Subordinated Demand Promissory Note to be executed and delivered by each Loan Party, substantially in the form of Exhibit J, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Parent other than the Borrower and each Excluded Foreign Subsidiary, Immaterial Subsidiary and Unrestricted Subsidiary.

“Swing Line Commitment”: the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.

“Swing Line Lender”: such Lender (in its capacity as the lender of Swing Line Loans) as may be appointed by the Administrative Agent with the consent of the Borrower.

“Swing Line Loans”: as defined in Section 2.6.

“Swing Line Notes”: as defined in Section 2.8(e).

“Swing Line Participation Amount”: as defined in Section 2.7(c).

“Syndication Agent”: as defined in the preamble hereto.

“Synthetic Lease Obligations”: all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Term Loan Facilities”: the collective reference to the Tranche B Term Loan Facility, the Delayed Draw Term Facility and any Incremental Term Loan Facility.

“Term Loan Lenders”: the collective reference to the Tranche B Term Loan Lenders and the Lenders with respect to any Delayed Draw Term Loans or any Incremental Term Loans.

“Term Loan Maturity Date”: the seventh anniversary of this Agreement; provided that the Term Loan Maturity Date shall be February 15, 2013, if the Senior Subordinated Notes are not refinanced in full by February 15, 2013 in accordance with Section 7.2(f) or otherwise paid in full to the extent permitted hereunder or otherwise consented to by the Required Lenders.

“Term Loan Percentages”: with respect to any Lender, as applicable, the Tranche B Term Loan Percentage, Delayed Draw Term Loan Percentage or Incremental Term Loan Percentage of such Lender.

“Term Loans”: the collective reference to the Tranche B Term Loans and any Delayed Draw Term Loans or Incremental Term Loans.

“Term Notes”: as defined in Section 2.8(e).

“Total Revolving Credit Commitments”: collectively, the Total Revolving Credit Dollar Commitments and the Total Revolving Credit Euro Commitments.

“Total Revolving Credit Dollar Commitments”: at any time, the aggregate amount of the Revolving Credit Dollar Commitments then in effect; provided, that the amount of the Total Revolving Credit Dollar Commitments on the Closing Date shall be $42,000,000.

“Total Revolving Credit Euro Commitments”: at any time, the aggregate amount of the Revolving Credit Euro Commitments then in effect; provided, that the amount of the Total

Revolving Credit Euro Commitments on the Closing Date shall be the Euro Equivalent on the Closing Date of $20,000,000.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

“Tranche B Term Loan”: as defined in Section 2.1.

“Tranche B Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan in Dollars to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tranche B Term Loan Commitments is $112,000,000.

“Tranche B Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Tranche B Term Loan Lender”: each Lender that has a Tranche B Term Loan Commitment or is the holder of a Tranche B Term Loan.

“Tranche B Term Loan Percentage”: as to any Tranche B Term Loan Lender at any time, the percentage which such Lender’s Tranche B Term Loan Commitment then constitutes of the aggregate Tranche B Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Transferee”: as defined in Section 10.14.

“Treaty on European Union”: the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed in Maastricht on February 7, 1992 and came into force on November 1, 1993).

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.

“Unrestricted Subsidiary”:

(1) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below), and

(2) any Subsidiary of an Unrestricted Subsidiary.

So long as no Default has occurred and is continuing, the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower,

(b) such designation complies with Section 7.8; and

(c) each of:

(1) the Subsidiary to be so designated, and

(2) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a copy of any applicable board resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing provisions. Notwithstanding the foregoing, as of the Closing Date, all of the Subsidiaries of the Borrower other than Syniverse Technologies, LLC and Syniverse Technologies KK will be Restricted Subsidiaries.

“Unrestricted Subsidiary Investment”: as defined in the last paragraph of Section 7.8.

“UCC”: the Uniform Commercial Code as in effect in any jurisdiction from time to time.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to any Loan Party not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Borrower Obligations or the Guarantor Obligations shall mean the unconditional, final and irrevocable payment in full, in immediately available funds, of all of the Borrower Obligations or the Guarantor Obligations, as the case may be (other than Obligations in respect of any Specified Hedge Agreement and unmatured contingent reimbursement and indemnification Obligations).

(f) The words “including” and “includes” and words of similar import when used in this Agreement shall not be limiting and shall mean “including without limitation” or “includes without limitation”, as the case may be.

(g) Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

(h) Notwithstanding anything to the contrary in this Agreement, any reference in this Agreement to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

(i) Notwithstanding anything to the contrary in this Agreement, any reference in this Agreement to an undertaking, obligation or liability in this Agreement shall be construed as a reference to such undertaking, obligation or liability as the same may have been, or may from time to time be, amended, varied or supplemented.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments.

(a) Subject to the terms and conditions hereof, each Tranche B Term Loan Lender severally agrees with the Borrower that on the Closing Date the Existing Tranche B Term Loans will continue as term loans hereunder having the terms set forth herein (the “Tranche B Term Loans”) in an amount for each Tranche B Term Loan Lender not to exceed the amount of the

Tranche B Term Loan Commitment of such Lender. The Tranche B Term Loans may from time to time be Eurocurrency Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2(a) and 2.13.

(b) During the Delayed Draw Term Commitment Period, subject to the terms and conditions hereof, each Lender holding a Delayed Draw Term Commitment severally agrees to make term loans denominated in Dollars (the “Delayed Draw Dollar Loans”) and/or term loans denominated in Euros (the “Delayed Draw Euro Loans”) in accordance with this Section 2.2(b) to the Borrower in the aggregate amount up to but not exceeding such Lender’s Delayed Draw Term Commitment. The Borrower may make a single borrowing on a single date under the Lenders’ collective Delayed Draw Term Commitments during the Delayed Draw Term Commitment Period (the date of such borrowing, the “Delayed Draw Funding Date”). Each Lender’s Delayed Draw Term Commitment shall (i) reduce to zero immediately after the borrowing of Delayed Draw Term Loans pursuant to this Section 2.1 and (ii) terminate immediately and without further action on the Delayed Draw Termination Date. The Delayed Draw Dollar Loans may from time to time be Eurocurrency Loans or Base Rate Loans and Delayed Draw Euro Loans may from time to time be Euribo Rate Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3.

2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice:

(a) which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, one Business Day prior to the anticipated Closing Date, requesting that the Tranche B Term Loan Lenders continue the Existing Tranche B Term Loans as Tranche B Term Loans on the Closing Date and specifying the amount to be continued. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche B Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date, the Existing Tranche B Term Loans will be deemed continued as Tranche B Term Loans hereunder.

(b) which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (i) one Business Day with respect to Base Rate Loans or (ii) three Business Days with respect to all other Loans, in each case, prior to the relevant Delayed Draw Funding Date, requesting that the Lenders make the Delayed Draw Dollar Loans and/or Delayed Draw Euro Loans, as applicable, on the Delayed Draw Funding Date and specifying the amounts to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Delayed Draw Funding Date, each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Delayed Draw Dollar Loans and/or Delayed Draw Euro Loans to be made by such Lender. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders in like funds. Each Delayed Draw Term Loan shall be a “Term Loan” for all purposes under this Agreement and the other Loan Documents.

2.3 Repayment of Tranche B Term Loans.

(a) The Tranche B Term Loan of each Tranche B Term Loan Lender shall be repayable in installments according to the amortization schedule as follows, commencing on December 31, 2007, each of which shall be in an amount equal to such Lender’s Tranche B Term Loan Percentage multiplied by the amount set forth below opposite such installment; provided that to the extent that a portion of such Tranche B Term Loans are prepaid pursuant to Section 2.11 or 2.12, the amounts set forth below shall be reduced to reflect the actual application of such prepayments as provided in Section 2.11 or 2.12, as applicable. The final installment shall be due on the Term Loan Maturity Date and shall be in the amount of $104,440,000 or, if different, the remaining principal balance of the Tranche B Term Loans.

Installment	Principal Amount
December 31, 2007	$280,000
March 31, 2008	$280,000
June 30, 2008	$280,000
September 30, 2008	$280,000
December 31, 2008	$280,000
March 31, 2009	$280,000
June 30, 2009	$280,000
September 30, 2009	$280,000
December 31, 2009	$280,000
March 31, 2010	$280,000
June 30, 2010	$280,000
September 30, 2010	$280,000
December 31, 2010	$280,000
March 31, 2011	$280,000
June 30, 2011	$280,000
September 30, 2011	$280,000
December 31, 2011	$280,000
March 31, 2012	$280,000
June 30, 2012	$280,000
September 30, 2012	$280,000
December 31, 2012	$280,000
March 31, 2013	$280,000
June 30, 2013	$280,000
September 30, 2013	$280,000
December 31, 2013	$280,000
March 31, 2014	$280,000
June 30, 2014	$280,000
Term Loan Maturity Date	All outstanding Tranche B Term Loans

provided that, in the event any Delayed Draw Term Loans are made following the Closing Date pursuant to Section 2.1(b), each installment occurring after the Delayed Draw Funding Date shall be increased by an amount (i) in Dollars equal to 0.25% of the aggregate principal amount of Delayed Draw Dollar Loans then outstanding, and (ii) in Euros equal to 0.25% of the aggregate principal amount of Delayed Draw Euro Loans then outstanding; provided further that the installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.11 and 2.12 hereof; and provided further that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the seventh anniversary of the Closing Date and that the final installment payable by the Borrower in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified amount, sufficient to repay all amounts owing by the Borrower under the Agreement with respect to the Term Loans.

2.4 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender with a Revolving Credit Dollar Commitment severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Revolving Credit Dollar Commitment of such Revolving Credit Lender; provided that, when added to such Lender’s Revolving Credit Dollar Percentage, as applicable, the sum of (i) the Multicurrency L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, shall not exceed the amount of such Lender’s Revolving Credit Dollar Commitment.

(b) Subject to the terms and conditions hereof, each Revolving Credit Lender with a Revolving Credit Euro Commitment severally agrees to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Revolving Credit Euro Commitment of such Revolving Credit Lender; provided that, when added to such Lender’s Revolving Credit Euro Percentage, the Multicurrency L/C Obligations then outstanding shall not exceed the amount of such Lender’s Revolving Credit Euro Commitment.

(c) During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurocurrency Loans or, with respect to Revolving Credit Loans denominated in Dollars, Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13; provided that no Revolving Credit Loan shall be made as a Eurocurrency Loan (other than a Loan based on the Eurocurrency Overnight Rate) after the day that is one month prior to the Revolving Credit Termination Date.

(d) The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

2.5 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice in a Notice of Borrowing (which Notice of Borrowing must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount, currency and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the length of the initial Interest Period therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a $250,000 multiple in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount), (y) in the case of Eurocurrency Loans denominated in Dollars, $1,000,000 or a $500,000 multiple in excess thereof and (z) in the case of Eurocurrency Loans denominated in Euros, €1,000,000 or a €500,000 multiple in excess thereof; provided that the Swing Line Lender may request, on behalf of the Borrower, borrowings under the Revolving Credit Commitments which are Base Rate Loans in other amounts pursuant to Section 2.7. Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing according to its Revolving Credit Dollar Commitment or Revolving Credit Euro Commitment, as applicable, available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

2.6 Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Credit Dollar Commitments from time to time during the Revolving Credit Commitment Period by making swing line loans (“Swing Line Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be (i) denominated in Dollars and (ii) Base Rate Loans only.

(b) The Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

2.7 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a) Whenever the Borrower desires that the Swing Line Lender make Swing Line Loans it shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Credit Commitment Period). Each borrowing under the Swing Line Commitment shall be in an amount equal to $250,000 or a $100,000 multiple of in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swing Line Loans, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swing Line Loan to be made by the Swing Line Lender. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in immediately available funds.

(b) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 1:00 P.M., New York City time to the Revolving Credit Lenders with a Revolving Credit Dollar Commitment and the Borrower, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan, in an amount equal to such Revolving Credit Lender’s Revolving Credit Dollar Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Revolving Credit Lender with a Revolving Credit Dollar Commitment shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans. The Borrower irrevocably authorizes the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the Revolving Credit Lenders with a Revolving Credit Dollar Commitment are not sufficient to repay in full such Refunded Swing Line Loans and the Administrative Agent agrees to promptly notify the Borrower after any such charge, provided that the failure to give such notice shall not affect the validity of such charge and payment.

(c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each Revolving Credit Lender with a Revolving Credit Dollar Commitment shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Revolving Credit Lender’s Revolving Credit Dollar Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.

(d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender with a Revolving Credit Dollar Commitment such Lender’s Swing Line

Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Revolving Credit Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(e) Each Revolving Credit Lender’s with a Revolving Credit Dollar Commitment obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) If the Multicurrency Issuing Lender notifies the Borrower of a draft presented under any Multicurrency Letter of Credit (and paid by the Multicurrency Issuing Lender) after 1:00 PM on any given day, the Swing Line Lender will use commercially reasonable efforts to fund a Swing Line Loan on such day.

2.8 Repayment of Loans; Evidence of Indebtedness. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8), (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8) and (iii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each

Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit F-1, F-2 or F-3, respectively, with appropriate insertions as to date and principal amount (such notes, respectively, “Term Notes”, “Revolving Credit Notes” and “Swing Line Notes”).

2.9 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender (other than any Defaulting Lender) a commitment fee for the period from and including the Closing Date to but excluding the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent including, without limitation, pursuant to the Fee Letter.

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Lender holding a Delayed Draw Term Commitment a commitment fee for the period from and including the Closing Date to the Delayed Draw Termination Date, computed at the Delayed Draw Commitment Fee Rate on the average daily amount of the undrawn portion of the Delayed Draw Term Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Delayed Draw Termination Date.

2.10 Termination or Reduction of Commitments. (a) The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Dollar Commitments or the Revolving Credit Euro Commitments or, from time to time, to reduce the amount of the Revolving Credit Dollar Commitments or the Revolving Credit Euro Commitments; provided that no such termination or reduction of Revolving Credit Dollar Commitments or the Revolving Credit Euro Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a $250,000 multiple in excess thereof, or €1,000,000, or a €250,000 multiple in excess thereof, as applicable, and shall reduce permanently the Revolving Credit Dollar Commitments or the Revolving Credit Euro Commitments then in effect.

(b) The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate in full (but not in part) the Delayed Draw Term Commitments.

2.11 Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least two (2) Business Days prior thereto in the case of Eurocurrency Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall (i) designate whether the Borrower is prepaying Swing Line Loans, Revolving Credit Loans and/or Term Loans and (ii) specify the date, currency and amount of prepayment and whether the prepayment is of Eurocurrency Loans or Base Rate Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans (unless all Revolving Credit Loans are being repaid and the Revolving Credit Commitments terminated) that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a $250,000 multiple in excess thereof or €1,000,000 or a €250,000 multiple in excess thereof, as applicable. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b) In the event of any prepayment of Term Loans within one year of the Closing Date made with the Net Cash Proceeds of any Indebtedness (including, without limitation, Replacement Term Loans) having a lower yield than the Term Loans being prepaid, the Borrower shall pay to the applicable Lenders with respect to such Term Loans a prepayment premium equal to 1.00% of the principal amount so prepaid.

2.12 Mandatory Prepayments. (a) Unless the Required Lenders shall otherwise agree and subject to Section 2.11(b), if after the Closing Date any Funded Debt shall be incurred, by any Loan Party (excluding any Funded Debt incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.12(c).

(b) Unless the Required Lenders shall otherwise agree, if, on any date, any Loan Party shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof within five (5) Business Days of receipt of such proceeds, such Net Cash Proceeds shall be applied not later than the fifth Business Day following the receipt of such proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(c); provided that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $50,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.12(c).

(c) Unless the Required Lenders shall otherwise agree and subject to Section 2.18, amounts to be applied in connection with prepayments made pursuant to this Section 2.12 shall be applied, first, to the prepayment of the Term Loans and second, to the Borrower or such other Person as shall be lawfully entitled thereto. The application of any prepayment pursuant to Section 2.11 or this Section 2.12 shall be made, first, to Base Rate Loans and, second, to Eurocurrency Loans, in each case in a manner which, in the Administrative Agent’s reasonable judgment (which shall be conclusive) minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.21. Each prepayment of the Loans under Section 2.11 and this Section 2.12 (except in the case of Revolving Credit Loans (unless the Revolving Credit Loans are being repaid in full and the Revolving Credit Commitments terminated) that are Base Rate Loans and Swing Line Loans) shall be accompanied by accrued interest to the date of such prepayment to the applicable Lender on the amount prepaid.

2.13 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurocurrency Loans denominated in Dollars to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurocurrency Loans denominated in Dollars by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility (i) may be converted into a Eurocurrency Loan with an Interest Period in excess of one month when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions or (ii) may be converted into a Eurocurrency Loan after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan denominated in Dollars under a particular Facility (i) may be continued as such with an Interest Period in excess of one month when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuation or (ii) may be continued as such after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans denominated in Dollars shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14 Minimum Amounts and Maximum Number of Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurocurrency Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $1,000,000 or a $500,000 multiple in excess thereof or €1,000,000 or a €500,000 multiple in excess thereof and (b) no more than fifteen (15) Eurocurrency Tranches shall be outstanding at any one time.

2.15 Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day, except that Eurocurrency Loans bearing interest at the Eurocurrency Overnight Rate shall bear interest for each day such Loan is outstanding at such rate, at a rate per annum equal to the Eurocurrency Overnight Rate as in effect for such day plus the Applicable Margin in effect for such day.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.0% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2.0%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2.0% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2.0%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until but excluding the date such overdue amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.16 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given with respect to any Eurocurrency Loans denominated in Dollars (x) such Eurocurrency Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) such Eurocurrency Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as Base Rate Loans and (z) any such outstanding Eurocurrency Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans denominated in Dollars under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurocurrency Loans. If such notice is given with respect to any Eurocurrency Loans denominated in Euros, then, during the 30 days following the giving of such notice, the Administrative Agent and the Borrower will negotiate in good faith in order to agree on a mutually acceptable substitute basis for calculating the interest payable on the affected Eurocurrency Loans and, (i) if a substitute basis is agreed within that period between the Administrative Agent (with the consent of all the Lenders holding such Eurocurrency Loans) and the Borrower, then it shall apply in accordance with its terms (and may be retrospective to the beginning of the relevant Interest Period) and (ii) unless and until a substitute basis is so agreed, the interest payable to such Lenders on the applicable Eurocurrency Loans for the relevant Interest Period will be the rate certified by that Lender to be its cost of funds (from any source which it may reasonably select) plus the Applicable Margin.

2.18 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders. Subject to Section 2.18(c), each payment (other than prepayments as set forth in Sections 2.18 (b) or (c)) in respect of principal or interest in respect of the Loans, and each payment in respect of fees or expenses payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders. The application of any prepayment pursuant to this Section 2.18 shall be made, first, to Base Rate Loans and, second, to Eurocurrency Loans.

(b) Each mandatory prepayment required by Section 2.12 to be applied to Term Loans shall be allocated among the Term Loan Facilities pro rata according to the respective outstanding principal amounts of Term Loans under such Facilities. Each optional prepayment of the Term Loans made pursuant to Section 2.11 shall be allocated among the Term Loan Facilities in accordance with the Borrower’s instructions. Each payment (including each mandatory prepayment) of the Term Loans outstanding under any Term Loan Facility shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders, and shall be applied to the installments of such Term Loans pro rata based on the remaining outstanding principal amount of such installments. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in connection with any Multicurrency Letter of Credit shall be made to the Multicurrency Issuing Lender.

(d) The application of any payment of Loans under any Facility (excluding optional and including mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurocurrency Loans under such Facility. Each payment of the Loans shall be accompanied by accrued interest to the date of such payment on the amount paid. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars or Euros and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.19 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Multicurrency Letter of Credit, any Application or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax or taxes on the overall net income of such Lender by the jurisdiction under the laws of which such Lender is organized or in which such Lender has its principal office or the applicable lending office);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Multicurrency Letters of Credit, or to reduce any amount receivable by such Lender hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its written demand (which shall include the certificate described in Section 2.19(c)), any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Multicurrency Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which shall include the certificate described in Section 2.19(c)), the Borrower shall pay to such Lender within 15 days of receipt of such notice such additional amount or amounts as will compensate such Lender on an after-tax basis for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) with reasonable detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Taxes. (a) All payments made by the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts that would have been received hereunder had such withholding not been required; provided, however, that the Borrower or a Guarantor shall not be required to increase any such amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to the Administrative Agent’s or such Lender’s failure to comply with the requirements of paragraph (f) of this Section, or (ii) that are United States withholding taxes imposed on amounts payable to the Administrative Agent or such Lender at the time the Administrative Agent or such Lender becomes a party to this Agreement, except to the extent that the Administrative Agent’s or such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower or a Guarantor with respect to such Non-Excluded Taxes pursuant to this Section 2.20(a). The Borrower or the applicable Guarantor shall make any required withholding and pay the full amount withheld to the relevant tax authority or other Governmental Authority in accordance with applicable Requirements of Law.

(b) The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) The Borrower shall indemnify the Administrative Agent and any Lender for the full amount of Non-Excluded Taxes or Other Taxes arising in connection with payments made under this Agreement (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.20) paid by the Administrative Agent or Lender or any of their respective Affiliates and any liability (including penalties, additions to tax and interest) arising therefrom or with respect thereto, provided that if the Borrower reasonably believes that such Non-Excluded Taxes or Other Taxes, as the case may be, were not correctly or legally asserted, the Administrative Agent or Lender, as the case may be, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Non-Excluded Taxes or Other Taxes so long as such efforts would not result in any additional costs, expenses or risks or be otherwise disadvantageous to the Administrative Agent or Lender, as the case may be. Payment under this indemnification shall be made within ten days from the date the Administrative Agent or any Lender or any of their respective Affiliates makes written demand therefor (which demand shall identify the nature and amount of Non-Excluded Taxes and Other Taxes for which indemnification is being sought and shall include a copy of the written assessment from the relevant Governmental Authority demanding payment for such Non-Excluded Taxes and Other Taxes).

(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt, if any, received by the Borrower of evidence showing payment thereof or, if such copy is not available, any other evidence of payment thereof reasonably satisfactory to the Administrative Agent.

(e) The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(f) Each Lender (or Assignee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (and, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) a copy of either U.S. Internal Revenue Service Form W-8BEN (claiming benefits under an applicable treaty) or Form W-8ECI, or, (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit G to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN, in each case, or any subsequent versions of such forms or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver new forms on or before the obsolescence, expiration or invalidity of any form previously delivered by such Non-U.S. Lender, in each case certifying that such Non-U.S. Lender is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States federal income taxes in connection with payments under this Agreement and any other Loan Document. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(g) The Administrative Agent and each Lender agrees that if it subsequently recovers, or actually realizes a permanent net tax benefit with respect to, any amount of Non-Excluded Taxes or Other Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of the Borrower or (ii) previously deducted by the Borrower (including, without limitation, any Non-Excluded Taxes deducted from any additional sums payable under subsection (a) above) and as to which the Borrower has paid an additional amount under Section 2.20(a) above, the Administrative Agent or such Lender, as the case may be, shall reimburse the Borrower such portion of any such recovery or permanent net tax benefit as the Administrative Agent or such Lender, as the case may be, in its sole opinion has determined to be attributable to indemnity payments made, or additional amounts paid, by or on behalf of the Borrower under this Section 2.20 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such recovery or tax benefit and as will leave the Administrative Agent or such Lender in no worse position than it would be in if no such Non-Excluded Taxes or Other Taxes had been imposed; provided, however, that the Borrower, upon the request of the Administrative Agent or Lender, agrees to repay to the Administrative Agent or Lender, as the case may be, the amount paid over to the Borrower (together with any penalties, interest or other charges), in the event the Administrative Agent or Lender is required to repay such amount to the relevant taxing authority or other Government Authority. Nothing in this Section 2.20(g) shall oblige the Administrative Agent or any Lender to disclose to the Borrower or any other person any information regarding its tax affairs or computation and the Administrative Agent and each Lender shall have absolute discretion to arrange their tax affairs in whatever manner the Administrative Agent or such Lender thinks fit.

2.21 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such

Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section, with reasonable detail demonstrating how such amounts were derived, submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and Multicurrency Letters of Credit and all other amounts payable hereunder.

2.22 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, (i) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert Base Rate Loans to Eurocurrency Loans shall forthwith be canceled and (ii) with respect to any such Lender’s Loans then outstanding as Eurocurrency Loans denominated in Dollars, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to file any certificate or document reasonably requested by the Borrower or to designate another lending office for any Loans affected by such event, in each case, with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24 Replacement of Lenders under Certain Circumstances. (a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20, (ii) any Lender is in default of its obligations to make Loans hereunder or reimburse the Administrative Agent or a Lender as requested hereunder (any such Lender under this clause (ii), a “Defaulting Lender”) or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on prior notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign at par pursuant to Section 10.6 (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person unless separately agreed between the Administrative Agent and the Borrower; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 2.20 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments with respect to the new Lender and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b) In the event that (1)(i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.1 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, or (2)(i) the Borrower or the Administrative Agent has requested that all the Lenders holding Delayed Draw Term Commitments consent to a waiver of any condition precedent to funding the Delayed Draw Term Facility set forth in Section 5.2(b) that cannot otherwise be satisfied by the Borrower at the time of borrowing of the Delayed Draw Term Loans and (ii) the Majority Delayed Draw Term Facility Lenders have agreed to such waiver, then, in the case of (1) or (2) above, any Lender who has not agreed to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

2.25 Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Sections 2.19, 2.20 or 2.22 of this Agreement, unless the Administrative Agent or a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within 90 days after the later of (x) the date the Lender incurs the respective increased costs, Non-Excluded Taxes, Other Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Non-Excluded Taxes, Other Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, such Lender shall not be entitled to be compensated for interest and penalties by the Borrower pursuant to Sections 2.19, 2.20, or 2.22, as the case may be, to the extent such interest or penalties are incurred or suffered on or after such date. This Section 2.25 shall have no applicability to any Section of this Agreement other than Sections 2.19, 2.20 or 2.22.

2.26 Incremental Facilities. (a) The Borrower may, at any time prior to the date which is one hundred eighty (180) days prior to the Term Loan Maturity Date (or, in the case of an increase in the Revolving Credit Commitments, one hundred eighty (180) days prior to the Revolving Credit Termination Date), by irrevocable written notice to the Administrative Agent elect to request an increase to the existing Revolving Credit Commitment (any such increase, an “Incremental Revolving Credit Commitment”) and/or incremental term loans (each an “Incremental Term Loan”), in an amount not in excess of $100,000,000 in the aggregate and not less than $25,000,000 individually in the case of Incremental Term Loans and not less than $10,000,000 individually in the case of Incremental Revolving Credit Commitments. Such notice shall specify (A) the date (the “Incremental Effective Date”) on which the Borrower proposes the Incremental Revolving Credit Commitment shall be effective and/or the date on which the Borrower proposes to borrow such Incremental Term Loan, which date shall be not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (or any other Assignee, subject to the consent rights applicable to assignments of Loans set forth in Section 10.6(c)) (each, an “Incremental Revolving Credit Lender” or an “Incremental Term Loan Lender”, as the case may be) to whom the Borrower proposes any portion of such Incremental Revolving Credit Commitment or such Incremental Term Loan be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of any Incremental Revolving Credit Commitment or Incremental Term Loan may elect or decline, in its sole discretion, to provide such Incremental Revolving Credit Commitment or Incremental Term Loan. Any Incremental Term Loan shall be made on the applicable Incremental Effective Date and any Incremental Revolving Credit Commitment shall become available for borrowing as of the applicable Incremental Effective Date; provided that (1) both before and after giving effect to the making of such Incremental Term Loan or any Loan pursuant to any Incremental Revolving Credit Commitment (any such Loan, an “Incremental Revolving Credit Loan”), each of the conditions set forth in Section 5.3 shall be satisfied; (2) the Parent and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.1 as of the last day of the most recently ended fiscal quarter after giving effect to such Incremental Term Loan and/or the making of all Incremental Revolving Credit Loans pursuant to such Incremental Revolving Credit Commitment; (3) any such Incremental Term Loan or Incremental Revolving Credit Commitment shall be effected pursuant to an incremental lender addendum (an “Incremental Lender Addendum”) executed and delivered by the Borrower, the Administrative Agent and each Incremental Term Loan Lender or Incremental Revolving Credit Lender (as applicable) and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.20(f); and (4) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such Incremental Term Loan or Incremental Revolving Credit Commitment. Any Incremental Term Loans made on an Incremental Effective Date shall be designated a separate series (a “Series”) of Incremental Term Loans for all purposes of this Agreement.

(b) On any Incremental Effective Date, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan Lender shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Percentage, (ii) each Incremental Term Loan Lender shall become a Lender hereunder with respect to such Incremental Term Loan made pursuant thereto and any Incremental Term Loan shall be a “Term Loan” for all purposes under this Agreement and the other Loan Documents and (iii) each Incremental Revolving Credit Lender shall become a Lender hereunder with respect to any Incremental Revolving Credit Commitment taking effect on such Incremental Effective Date and any Incremental Revolving Credit Loan pursuant to such Incremental Revolving Credit Commitment shall be a “Revolving Credit Loan” for all purposes under this Agreement and the other Loan Documents.

(c) The terms and provisions of any Incremental Revolving Credit Commitment or Incremental Revolving Credit Loan (including, without limitation, interest rate, borrowing mechanics and termination date) shall be identical to those of the Revolving Credit Commitments and the Revolving Credit Loans, respectively. The terms and provision of any Incremental Term Loan shall be, except as otherwise set forth herein or in the applicable Incremental Lender Addendum, identical to the Tranche B Term Loans. In any event, (i) any Incremental Term Loans shall rank pari passu in right of payment and of security with the other

Loans, (ii) the weighted average life to maturity of any Incremental Term Loan shall be no shorter than the weighted average life to maturity of the Tranche B Terms Loans, (iii) the applicable Incremental Term Loan Maturity Date shall be no sooner than the final maturity of the Tranche B Term Loans and (iv) the rate of interest applicable to any Incremental Term Loan shall be determined by the Borrower and the Incremental Term Loan Lenders and shall be set forth in each applicable Incremental Lender Addendum; provided, that to the extent the interest rate applicable to any Loan made under the Incremental Term Loan Facility or increase to the Revolving Credit Commitment is greater than the highest interest rate that may, under any circumstances, be payable with respect to the corresponding Revolving Credit Loans or Term Loans, as applicable, the interest rates with respect to such existing Revolving Credit Loans or Term Loans, as applicable, shall be increased such that the interest rates applicable to such existing Revolving Credit Loans or Term Loans, as applicable, shall not be lower than the interest rate applicable to the Loans under the relevant Incremental Facility.

(d) For the avoidance of doubt, no Lender shall be obligated to provide any portion of any Incremental Term Loan or Incremental Revolving Credit Commitment unless and until it executes the appropriate Incremental Lender Addendum with respect thereto.

(e) On any Incremental Effective Date with respect to any Incremental Revolving Credit Commitment, the Revolving Credit Lenders (including the Incremental Revolving Credit Lenders), under the direction of the Administrative Agent, shall reallocate outstanding Revolving Credit Loans (and participations in Swing Line Loans and Multicurrency Letters of Credit) so that the Revolving Credit Loans held by each such Lender are equal to such Lender’s Revolving Credit Percentage (after giving effect to such Incremental Revolving Credit Commitment).

SECTION 3. MULTICURRENCY LETTERS OF CREDIT

3.1 Multicurrency L/C Commitment. (a) Subject to the terms and conditions hereof, each Multicurrency Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue multicurrency letters of credit (“Multicurrency Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Multicurrency Issuing Lender; provided that no Multicurrency Issuing Lender shall have any obligation to issue any Multicurrency Letter of Credit if, after giving effect to such issuance, (i) the Multicurrency L/C Obligations would exceed the Multicurrency L/C Commitment, or (ii) the aggregate amount of the Available Revolving Credit Dollar Commitment would be less than zero. Each Multicurrency Letter of Credit shall (i) be denominated in Dollars or Euros and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date, provided that any Multicurrency Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) No Multicurrency Issuing Lender shall at any time be obligated to issue any Multicurrency Letter of Credit hereunder if such issuance would conflict with, or cause such Multicurrency Issuing Lender or any Multicurrency L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Multicurrency Letter of Credit. The Borrower may from time to time request that a Multicurrency Issuing Lender issue a Multicurrency Letter of Credit by delivering to such Multicurrency Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Multicurrency Issuing Lender, and such other certificates, documents and other papers and information as such Multicurrency Issuing Lender may request. Upon receipt of any Application, a Multicurrency Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Multicurrency Letter of Credit requested thereby (but in no event shall any Multicurrency Issuing Lender be required to issue any Multicurrency Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Multicurrency Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Multicurrency Issuing Lender and the Borrower. The Multicurrency Issuing Lender shall furnish a copy of such Multicurrency Letter of Credit to the Borrower promptly following the issuance thereof. Promptly after issuance by a Multicurrency Issuing Lender of a Multicurrency Letter of Credit, such Multicurrency Issuing Lender shall furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Multicurrency Letter of Credit (including the amount and currency thereof).

3.3 Fees and Other Charges. (a) The Borrower will pay a fee on the aggregate drawable amount of all outstanding Multicurrency Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Dollar Lenders in accordance with their respective Revolving Credit Dollar Percentages and payable quarterly in arrears on each Multicurrency L/C Fee Payment Date after the issuance date of such Multicurrency Letter of Credit. In addition, the Borrower shall pay to the relevant Multicurrency Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Multicurrency Letters of Credit issued by it of 1/8 of 1% per annum, payable quarterly in arrears on each Multicurrency L/C Fee Payment Date after the issuance date of such Multicurrency Letter of Credit.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Multicurrency Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Multicurrency Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Multicurrency Letter of Credit.

3.4 Multicurrency L/C Participations. (a) Each Multicurrency Issuing Lender irrevocably agrees to grant and hereby grants to each Multicurrency L/C Participant, and, to induce each Multicurrency Issuing Lender to issue Multicurrency Letters of Credit hereunder, each Multicurrency L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Multicurrency Issuing Lender, on the terms and conditions hereinafter stated, for such Multicurrency L/C Participant’s own account and risk, an undivided interest equal to such Multicurrency L/C Participant’s Revolving Credit Percentage in each Multicurrency Issuing Lender’s obligations and rights under each Multicurrency Letter of Credit issued by such Multicurrency Issuing Lender hereunder and the amount of each draft paid by such Multicurrency Issuing Lender thereunder. Each Multicurrency L/C Participant unconditionally and irrevocably agrees with each Multicurrency Issuing Lender that, if a draft is paid under any Multicurrency Letter of Credit issued by such Multicurrency Issuing Lender for which such Multicurrency Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Multicurrency L/C Participant shall pay to such Multicurrency Issuing Lender, regardless of the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, upon demand, at such Multicurrency Issuing Lender’s address for notices specified herein the amount equal to such Multicurrency L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed in the currency of such draft or of the amount of such outstanding Multicurrency Letter of Credit.

(b) If any amount required to be paid by any Multicurrency L/C Participant to a Multicurrency Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Multicurrency Issuing Lender under any Multicurrency Letter of Credit is paid to such Multicurrency Issuing Lender within three Business Days after the date such payment is due, such Multicurrency L/C Participant shall pay to the Multicurrency Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Multicurrency Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Multicurrency L/C Participant pursuant to Section 3.4(a) is not made available to the Multicurrency Issuing Lender by such Multicurrency L/C Participant within three Business Days after the date such payment is due, the Multicurrency Issuing Lender shall be entitled to recover from such Multicurrency L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of the Multicurrency Issuing Lender submitted to any Multicurrency L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after a Multicurrency Issuing Lender has made payment under any Multicurrency Letter of Credit and has received from any Multicurrency L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Multicurrency Issuing Lender receives any payment related to such Multicurrency Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Multicurrency Issuing Lender), or any payment of interest on account thereof, such Multicurrency Issuing Lender will distribute to such Multicurrency L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Multicurrency Issuing Lender shall be required to be returned by such Multicurrency Issuing Lender, such Multicurrency L/C Participant shall return to the Multicurrency Issuing Lender the portion thereof previously distributed by such Multicurrency Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Multicurrency Issuing Lender on each Business Day on which such Multicurrency Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Multicurrency Letter of Credit and paid by such Multicurrency Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Multicurrency Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Multicurrency Issuing Lender at its address for notices specified herein in the currency in which such Multicurrency Letter of Credit was denominated and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(b) and (ii) thereafter, Section 2.15(c). Each drawing under any Multicurrency Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by Multicurrency L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans (or, if applicable, Swing Line Loans) could be made, pursuant to Section 2.5 (or, if applicable, Section 2.7), if the Administrative Agent had received a notice of such borrowing at the time of such drawing under such Multicurrency Letter of Credit.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Multicurrency Issuing Lender, any beneficiary of a Multicurrency Letter of Credit or any other Person. The Borrower also agrees with each Multicurrency Issuing Lender that such Multicurrency Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Multicurrency Letter of Credit or any other party to which such Multicurrency Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Multicurrency Letter of Credit or any such transferee. No Multicurrency Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Multicurrency Letter of Credit. The Borrower agrees that any action taken or omitted by a Multicurrency Issuing Lender under or in connection with any Multicurrency Letter of Credit issued by it or the related drafts or documents, if done in accordance with the standards of care specified in the UCC of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Multicurrency Issuing Lender to the Borrower.

3.7 Multicurrency Letter of Credit Payments. If any draft shall be presented for payment under any Multicurrency Letter of Credit, the relevant Multicurrency Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Multicurrency Issuing Lender to the Borrower in connection with any draft presented for payment under any Multicurrency Letter of Credit, in addition to any payment obligation expressly provided for in such Multicurrency Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Multicurrency Letter of Credit in connection with such presentment are substantially in conformity with such Multicurrency Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Multicurrency Letter of Credit is inconsistent with the provisions of this Agreement or the other Loan Documents, the provisions of this Agreement or the other Loan Documents shall apply.

3.9 Currency Adjustments. Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating any fee in respect of any Multicurrency Letter of Credit denominated in Euros, the Administrative Agent shall convert the amount available to be drawn under any Multicurrency Letter of Credit denominated in Euros into its Dollar Equivalent.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Arrangers, the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Multicurrency Letters of Credit, the Parent and the Borrower hereby jointly and severally represent and warrant to the Arrangers, the Administrative Agent and each Lender that:

4.1 Financial Condition.

(a) The unaudited pro forma consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2007 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Tranche B Term Loans made on the Closing Date and the use of proceeds thereof, (ii) the payment of fees and expenses in connection with the foregoing and (iii) the consummation of the Acquisition. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof and on good faith estimates and assumptions reasonably believed by it to be reasonable as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at March 31, 2007, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries (other than the Acquired Business and its Subsidiaries) as at December 31, 2005 and December 31, 2006, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2007, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as set forth in Schedule 4.1(b), as of the Closing Date the Parent, the Borrower and its Subsidiaries do not have any material Guarantee Obligations, material contingent liabilities and material liabilities for taxes, or any material long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that existed as of the date of but are not reflected in the most recent financial statements referred to in this paragraph.

4.2 No Change. Since March 31, 2007, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Corporate Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority, and the legal right, to own and operate its material Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation (or other entity) and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations. Each of the Borrower and the Guarantors has the requisite power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each of the Borrower and the Guarantors has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No material consent or authorization of, filing with, notice to, Permit from or other act by or in respect of, any Governmental Authority and no consent or authorization of, filing with, notice to or other act by or in respect of any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each of the Borrower and the Guarantors. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each of the Borrower and the Guarantors, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Multicurrency Letters of Credit, the consummation of the Acquisition, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any of the Borrower or the Guarantors which violation would reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Loan Party could reasonably be expected to have a Material Adverse Effect.

4.6 No Material Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Loan Party against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that, if reasonably likely to be adversely determined, could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Loan Party has good, marketable and insurable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material Property used in its business as currently conducted except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and none of such Property is subject to any Lien except for any Permitted Lien. None of the Pledged Stock is subject to any Lien except for Permitted Liens.

4.9 Intellectual Property. Each Loan Party owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No material claim has been asserted or is pending by any Person challenging or questioning the use or validity of Intellectual Property owned by a Loan Party that is necessary for the conduct of such Loan Party’s business as currently conducted, nor does the Borrower or the Parent know of any valid basis for any such claim except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. A Loan Party’s use of Intellectual Property owned by such Loan Party that is necessary for the conduct of such Loan Party’s business as currently conducted does not knowingly and materially infringe the patent rights of any Person, and does not materially infringe the trade secret, copyright or other Intellectual Property rights of any Person.

(b) As of the Closing Date Schedule 4.9(b) (i) identifies registrations and applications for each of the trademarks, service marks and trade names owned by any Loan Party and any material unregistered trademarks or service marks owned by any Loan Party and identifies which such Person registered, made or otherwise holds such Intellectual Property, and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been used, issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers.

(c) As of the Closing Date, Schedule 4.9(c) (i) identifies each of the patents and patent applications owned by any Loan Party and identifies which such Person owns such Intellectual Property, and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective patent or application numbers.

(d) As of the Closing Date, Schedule 4.9(d) (i) identifies each of the copyright registrations and copyright applications owned by any Loan Party and any material Copyrights that have not been registered or for which applications for registration have not been filed owned by any Loan Party and identifies which such Person registered, made or otherwise holds such Intellectual Property, and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers.

(e) As of the Closing Date, Schedule 4.9(e) identifies all material licenses, sublicenses and other agreements pursuant to which (i) Borrower licenses or sublicenses Intellectual Property owned by it to a third party (other than routine licenses of software to its customers made in the normal course of providing services to such customers and licenses granted pursuant to the Intellectual Property Agreement) or (ii) Borrower licenses or sublicenses Intellectual Property required for its business as currently conducted from any other Person.

(f) As of the Closing Date, each of the trademark applications and registrations, and each of the patents and applications for patents, and each of the copyright applications and registrations listed on Schedules 4.9(b), (c), (d) and (e), respectively, are valid and subsisting and each, according to the records of the United States Patent and Trademark Office regarding patents and trademarks and the United States Copyright Office regarding Copyrights, is owned by the entity listed as owner on such Schedules, and each is free from any recorded liens, licenses or other encumbrances, other than Permitted Liens.

4.10 Taxes. Each Loan Party has filed or caused to be filed all federal, material state and other material tax returns that are required to be filed and has paid (prior to the date penalties attach thereto) all taxes shown thereon to be due and payable and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party); the contents of all such tax returns are correct and complete in all material respects except where the incorrectness or incompleteness could not reasonably be expected to result in a Material Adverse Effect, no tax Lien has been filed that would not be a Permitted Lien, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge except where the claims could not reasonably be expected to result in a Material Adverse Effect.

4.11 Federal Regulations. No part of the proceeds of the Loans or Multicurrency Letters of Credit will be used for purchasing or carrying any “margin stock” (within the meaning of Regulation U) or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No indebtedness being reduced or retired out of the proceeds of the Loans or Multicurrency Letters of Credit was or will be incurred for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U) in violation of Regulation U. Following application of the proceeds of the Loans and Multicurrency Letters of Credit, “margin stock” (within the meaning of Regulation U) does not constitute more than 25% of the value of the assets of the Loan Parties. None of the transactions contemplated by this Agreement (including, without limitation, the direct and indirect use of proceeds of the Loans and Multicurrency Letters of Credit) will violate or result in a violation of Regulation T, Regulation U or Regulation X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12 Labor Matters. There are no strikes, stoppages, slowdowns or other labor disputes against any of the Loan Parties pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant Loan Party.

4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all respects with all applicable provisions of ERISA and the Code, except to the extent any non-compliance could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any

Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X) which limits or conditions its ability to incur Indebtedness.

4.15 Subsidiaries. (a) Schedule 4.15(a) sets forth the ownership structure of each Loan Party, other than the type, number or holder of the equity interests of the Parent. Schedule 4.15(a) sets forth the name and jurisdiction of incorporation of each Loan Party and, as to each such Loan Party (other than the Parent), the percentage and number of each class of Capital Stock owned by any other Loan Party. Schedule 4.15(a) will be updated by the Borrower to reflect any permitted restructuring, Permitted Acquisition, or other corporate changes otherwise permitted hereunder.

(b) Except as set forth on Schedule 4.15(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or other similar rights granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Parent, the Borrower or any Restricted Subsidiary. No Loan Party has issued, or authorized the issuance of, any Disqualified Stock, other than the issuances of Disqualified Stock of the Parent expressly permitted hereunder.

4.16 Use of Proceeds. The proceeds of the Delayed Draw Term Loans shall be used to consummate the Acquisition and to pay related fees and expenses. The proceeds of the Revolving Credit Loans shall be used to prepay or redeem the Senior Subordinated Notes and the Revolving Credit Loans, Swing Line Loans, and the Multicurrency Letters of Credit shall be used for general corporate and working capital purposes and for Investments permitted hereunder. The proceeds of any Incremental Term Loans shall be used for general corporate purposes, for Investments permitted hereunder and to prepay the Senior Subordinated Notes. The proceeds of any extensions of credit pursuant to any Incremental Revolving Credit Loans shall be used to prepay or redeem the Senior Subordinated Notes and for general corporate and working capital purposes and for Investments permitted hereunder.

4.17 Environmental Matters.

(a) There are no environmental audits conforming to the standards of the ASTM “Standard Practice for Environmental Assessments: Phase I Environmental Site Assessment Process” or other written environmental assessments that have been prepared as to any of the Collateral (or any sites at which Collateral is located) and that are in the possession of the Loan Parties which have not been provided to the Administrative Agent.

(b) Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) Each Loan Party: (A) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws and Environmental Permits; and (B) reasonably believes that compliance with all applicable Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(ii) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by any Loan Party, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (A) give rise to liability of any Loan Party under any applicable Environmental Law or otherwise result in costs to any Loan Party, or (B) materially interfere with any Loan Party’s continued operations, or (C) materially impair the fair saleable value of any real property owned or leased by any Loan Party.

(iii) There is no pending or, to the knowledge of the Borrower, threatened judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Loan Party is, or to the knowledge of the Borrower will be, named as a party.

(iv) No Loan Party has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(v) No Loan Party has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(vi) No Loan Party has assumed or retained, by contract or operation of law, any liabilities of any other Person of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

4.18 Accuracy of Information, etc. To the best of the Borrower’s knowledge, no statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement (excluding any projections, pro formas or estimates or general market data included in any such statement, document or certificate) relating to any Loan Party furnished to the Arrangers, the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum (after giving effect to any changes in the term sheet contained therein, to the extent disclosed to the Lenders), as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Arrangers, the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19 Security Documents.

(a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principles (whether enforcement is sought in proceedings in equity or at law)) and proceeds and products thereof. In the case of the Pledged Stock, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent together with any necessary endorsements, and in the case of the other Collateral described in the Guarantee and Collateral Agreement with respect to which a security interest may be perfected by filing, when financing statements in appropriate form are properly filed in the offices specified on Schedule 4.19(a) (which financing statements may be filed by the Administrative Agent at any time) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement are made (all of which filings have been duly completed and may be filed by the Administrative Agent at any time), in each case together with provision for payment of all requisite fees, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Permitted Liens).

(b) Each Intellectual Property Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principals (whether enforcement is sought in proceedings in equity or at law)) in the United States Intellectual Property Collateral described therein and proceeds and products thereof. Upon the filing of (i) such Intellectual Property Security Agreement in the appropriate indexes of the United States Patent and Trademark Office relative to patents and trademarks (within three (3) months after the execution of such Intellectual Property Security Agreement), and the United States Copyright Office relative to copyrights (within thirty (30) days after the execution of such Intellectual Property Security Agreement), together with provision for payment of all requisite fees, and (ii) financing statements in appropriate form for filing in the offices specified on Schedule 4.19(b) (which financing statements may be filed by the Administrative Agent at any time), together with provision for payment of all requisite fees, such Intellectual Property Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the United States Intellectual Property Collateral described therein and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Permitted Liens).

(c) When executed, the Dutch Pledge Agreement will be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof. When all actions and filing as are specified in the Dutch Pledge Agreement are made, in each case together with provision for payment of all requisite fees, the Dutch Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Parallel Debts (as defined in the Dutch Pledge Agreement), in each case prior and superior in right to any other Person (except Permitted Liens).

4.20 Solvency. The Loan Parties, taken as a whole, are, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection with the Loan Documents will be, and will continue to be, Solvent.

4.21 Senior Indebtedness. The Obligations (including, without limitation, the guarantee obligations of each Guarantor under the Guarantee and Collateral Agreement) constitute “Senior Debt,” “Designated Senior Debt” and “Permitted Debt” under and as defined in the Senior Subordinated Note Indenture.

4.22 Insurance. Each Loan Party is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent in the reasonable judgment of its management. No Loan Party (i) has received written notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance that could reasonably be expected to have a Material Adverse Effect or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect.

4.23 Real Property. No Loan Party owns any real property except as set forth on Schedule 4.23. Any real property leased by any Loan Party with a monthly rent in excess of $50,000.00 is listed on Schedule 4.23 (including location, lease term and monthly rent). To the extent that the Borrower or any Loan Party acquires or leases any real property in a transaction not prohibited hereunder, the Borrower shall submit a revised Schedule 4.23 to the Administrative Agent to reflect such acquisition or lease.

4.24 Permits. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Loan Party has obtained and holds all Permits required for any property owned, leased or otherwise operated by or on behalf of, or for the benefit of, such Person and for the operation of each of its businesses as presently conducted and as proposed to be conducted, (ii) all such Permits are in full force and effect, and each Loan Party has performed and observed all requirements of such Permits, (iii) no event has occurred which allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (iv) no such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to any Loan Party, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person, (v) no Loan Party has received any written notice that any of its Permits will not be timely renewed and complied with, without material expense, or that any additional Permits that may be required of such Person will not be timely obtained and complied with, without material expense and such renewal or compliance, in the aggregate, could reasonably be expected to have a Material Adverse Effect and (vi) neither the Parent nor the Borrower has any knowledge or reason to believe that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any material Permit and such limitation, suspension, revocation or burdensome terms could reasonably be expected to have a Material Adverse Effect.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it or to agree to the continuation of its Existing Tranche B Term Loans is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each of the Parent and the Borrower, (ii) the Reaffirmation Agreement, executed and delivered by a duly authorized officer of the Parent, the Borrower and each Subsidiary Guarantor, (iii) the Assumption Agreement, executed and delivered by a duly authorized officer of Highwoods Corporation, a Delaware corporation, (iv) the Intellectual Property Security Agreement of any Loan Party which owns Collateral consisting of Intellectual Property, executed and delivered by a duly authorized officer of each Loan Party party thereto, (v) each Acknowledgment and Consent, executed and delivered by a duly authorized officer of each Issuer (as defined in the Guarantee and Collateral Agreement) party thereto, and (vi) if requested by any Lender, for the account of such Lender, Notes conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrower.

(b) [Reserved].

(c) Delivery of Agreements. To the extent not previously delivered, the Administrative Agent shall have received (in form and substance reasonably satisfactory to the Administrative Agent) true and correct executed copies, certified as to authenticity by the Borrower, of the Acquisition Agreement and such documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, any debt instrument, security agreement or other material contract to which any Loan Party may be a party or to which it may be subject (including, without limitation, the corporate charter of the Parent).

(d) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated as of the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(e) Other Certifications.

(i) The Administrative Agent shall have received a copy of the Governing Documents of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;

(ii) The Administrative Agent shall have received a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the date of the initial extension of credit, listing the charter of such Loan Party, as applicable, and each amendment thereto on file in such office and certifying that (A) such amendments are the only amendments to such Person’s charter on file in such office, (B) such Person has paid all franchise taxes to the date of such certificate and (C) such Person is duly organized and in good standing under the laws of such jurisdiction;

(iii) The Administrative Agent shall have received a copy of a certificate of the Secretary of State or other applicable Governmental Authority of each jurisdiction in which any Loan Party is (a) required to be qualified as a foreign corporation or entity or (b) the absence of such foreign qualification would be reasonably likely to result in a Material Adverse Effect dated reasonably near the date of the initial extension of credit, stating that each Loan Party is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate.

(f) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, substantially in the form of Exhibit E; and

(ii) the legal opinion of such other special and local counsel as may be reasonably required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

5.2 Conditions to Extension of Credit under the Delayed Draw Term Facility. The agreement of each Lender to make any extension of credit requested to be made by it on the Delayed Drawing Funding Date is subject to the satisfaction of the following conditions precedent:

(a) Notice of Borrowing. The Administrative Agent shall have received, in accordance with Section 2.2, a fully executed and delivered Notice of Borrowing, substantially in the form of Exhibit K.

(b) No Default or Event of Default; Representations and Warranties. No Default or Event of Default shall have occurred or is continuing or would result from such extension of credit or from the application of the proceeds therefrom, and each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(c) Acquisition. The Acquisition shall have been consummated, in all material respects, substantially in accordance with the Acquisition Agreement, and no provision thereof shall have been waived, amended, supplemented or otherwise modified in a manner materially adverse to the interests of the Lenders without the consent of the Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned.

5.3 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than its initial extension of credit or the making of the Delayed Draw Term Loans) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Multicurrency Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Parent and the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.3 have been satisfied.

Notwithstanding anything to the contrary in this Section 5, with respect to conditions precedent, the Administrative Agent shall not be responsible for determining the satisfaction of such conditions precedent; the funding of any loan shall be deemed to be confirmation to the Administrative Agent from such Lender that such Lender is satisfied that the referenced conditions precedent have been met and the Administrative Agent shall be entitled to rely on such confirmation.

SECTION 6. AFFIRMATIVE COVENANTS

The Parent and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Multicurrency Letter of Credit remains outstanding or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreement and unmatured contingent reimbursement and indemnification Obligations) is owing to any Lender, the Arrangers or the Administrative Agent hereunder, each of the Parent and the Borrower shall and shall cause each of their respective Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for further delivery to each Lender:

(a) as soon as available, but in any event within 105 days after the end of each fiscal year of the Parent, a copy of the audited consolidated balance sheet and unaudited consolidating balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent, the unaudited consolidated and consolidating balance sheet of the Parent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes), all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP in all material respects applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2 Certificates; Other Information. Furnish to the Administrative Agent for further delivery to each Lender, or, in the case of clause (k), to the relevant Lender:

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer of the Borrower and the Parent stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Loan Parties with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be; and (y) to the extent not previously disclosed to the Administrative Agent in writing, a listing of any Intellectual Property that would be required to be on Schedule 4.19(b) if owned on the Closing Date acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(b) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year presented to the Board of Directors (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions reasonably believed by such Responsible Officer to be reasonable on the date of delivery thereof, it being recognized that such projections are not to be viewed as fact and that actual results during the periods covered by such projections may differ from the projected results set forth therein by a material amount;

(c) within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Loan Parties for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;

(d) no later than five (5) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Documentation or the Governing Documents of any Loan Party; provided that, with respect to amendments, supplements, waivers or other modifications of the Governing Documents such copies will be provided no later than two Business Days prior to the effectiveness thereof;

(e) within five Business Days after the same are sent, copies of all financial statements and reports that any Loan Party sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that any Loan Party may make to, or file with, the SEC;

(f) as soon as possible and in any event within three Business Days of obtaining knowledge thereof: (i) written notice of any development, event, or condition arising under Environmental Laws that, individually or in the aggregate with other developments, events or conditions, would reasonably be expected to have a Material Adverse Effect; and (ii) any notice that any Governmental Authority may condition approval of, or any application for, an Environmental Permit or any other material Permit held by any Loan Party on terms and conditions that would reasonably be expected to have a Material Adverse Effect on any Loan Party, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person;

(g) on the date of the occurrence thereof, notice that (i) any or all of the obligations under the Senior Subordinated Note Indenture have been accelerated, or (ii) the trustee or the required holders of Senior Subordinated Notes has given notice that any or all such obligations are to be accelerated;

(h) to the extent not included in clauses (a) through (h) above, no later than the date the same are required to be delivered thereunder, copies of all agreements, documents or other instruments (including, without limitation, (i) audited and unaudited, pro forma and other financial statements, reports, forecasts, and projections, together with any required certifications thereon by independent public auditors or officers of any Loan Party, (ii) press releases, (iii) statements or reports furnished to any other holder of the securities of any Loan Party, and (iv) regular, periodic and special securities reports) that any Loan Party is required to provide pursuant to the terms of the Senior Subordinated Note Documentation; and

(i) promptly, such additional financial and other information concerning a Loan Party as the Administrative Agent on behalf of any Lender may from time to time reasonably request.

Any financial statement required to be delivered pursuant to this Section 6.1 or Section 6.2 shall be deemed to have been delivered on the date on which such financial statement is posted on the SEC’s website on the Internet at www.sec.gov and, in each case, such financial statement is readily accessible to the Administrative Agent on such date. Furthermore, if any financial statement, certificate or other information required to be delivered pursuant to this Section 6.1 or Section 6.2 shall be required to be delivered on any date that is not a Business Day, such financial statement, certificate or other information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

6.3 Payment of Taxes. Pay before they become delinquent all its material taxes of whatever nature, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the applicable Loan Party or (ii) the non-payment of such obligation could not reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its legal existence (except as expressly permitted hereunder) and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance.

(a) Keep all Property and systems useful and necessary, in such Person’s reasonable business judgment, in its business in good working order and condition, ordinary wear and tear and damage caused by casualty excepted.

(b) Maintain with financially sound and reputable insurance companies insurance on all its Property (including, without limitation, all inventory, equipment and vehicles) in at least such amounts and against at least such risks as are prudent in the reasonable business judgment of the senior officers; and furnish to the Administrative Agent, upon written request, copies of policies or certificates providing such insurance coverage; provided that in any event each Loan Party will maintain (i) property and casualty insurance on all Property on an all risks basis (including loss by fire, explosion and theft and such other risks and hazards as are covered by a standard extended coverage insurance policy), covering the repair or replacement cost of all such Property and consequential loss coverage for business interruption and extra expense (which shall include business interruption expenses as are otherwise generally available to similar businesses) and (ii) public liability insurance. All insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof and (ii) if applicable, contain a standard noncontributory mortgagee clause naming the Administrative Agent (and/or such other party as may be designated by the Administrative Agent) as the party to which all payments made by such insurance company shall be paid. Each Secured Party shall be named as an additional insured on all liability insurance policies of each of the Loan Parties and the Administrative Agent shall be named as loss payee on all property and casualty insurance policies of each such Person.

(c) Deliver to the Administrative Agent on behalf of the Secured Parties, (i) on the Closing Date, a certificate dated such date showing the amount and types of insurance coverage as of such date, (ii) promptly following receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing on the Closing Date, (iii) forthwith, notice of any cancellation or nonrenewal of coverage by any of the Loan Parties, and (iv) promptly after such information is available to any of the Loan Parties, full information as to any claim for an amount in excess of $5,000,000 with respect to any property and casualty insurance policy maintained by any of the Loan Parties.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender or the Administrative Agent to visit and inspect any of its properties and examine and, at the Borrower’s expense, make abstracts from any of its books and records (other than materials protected by attorney-client privilege and materials which such Person may not disclose without violation of a confidentiality obligation to an unaffiliated third party binding upon it) during regular business hours and upon reasonable prior notice by the Administrative Agent at any reasonable time (but, in the case of any Lender, no more frequently than twice per year unless a Default or an Event of Default has occurred and is continuing) and to discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of the Loan Parties and with their respective independent certified public accountants, so long as the Borrower is afforded an opportunity to be present. It is understood that, so long as no Default or Event of Default has occurred and is continuing, such visits, inspections and examinations shall be coordinated with the Administrative Agent so that (i) in any fiscal quarter of the Borrower, no Lender other than the Administrative Agent shall be permitted to visit more than once and (ii) visits by individual Lenders shall be otherwise minimized to the extent possible.

6.7 Notices. Promptly give notice to the Administrative Agent for further delivery to each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Loan Party or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority, that in either case, if not cured or if reasonably expected to be adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Loan Party in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

(d) the following events, as soon as possible and in any event within 30 days after any Loan Party knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) any development or event (other than industry-wide, general economic, political or civil developments widely reported in the financial press) that has had or could reasonably be expected to have a Material Adverse Effect; and

(f) any notice of default given to the Borrower or any of its Restricted Subsidiaries from a landlord in connection with any leased property where inventory of the Borrower or its Subsidiaries is located which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

6.8 Environmental Laws. Comply in all material respects with, and make reasonable best efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain, maintain and comply in all material respects with, and make reasonable best efforts to ensure that all tenants and subtenants obtain, maintain and comply in all material respects with, any and all Environmental Permits.

6.9 Interest Rate Protection. In the case of the Borrower, within 120 days after the Delayed Draw Funding Date, enter into Hedge Agreements to the extent necessary to provide that at least 25% of the Funded Debt of the Borrower effectively bears interest at a fixed rate for a period of two years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

6.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by any Loan Party (other than (i) any Property described in paragraphs (b), (c) or (d) of this Section, (ii) any Property subject to a Lien expressly permitted by Section 7.3(g) (iii) Property acquired by an Excluded Foreign Subsidiary, Unrestricted Subsidiary or Immaterial Subsidiary and (iv) Property which, if owned by such Loan Party on the Closing Date would not be covered by the grant of security interest in Section 3 of the Guarantee and Collateral Agreement) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected security interest, promptly (and, in any event, within 30 days following the date of such acquisition) (i) execute and deliver (or cause such execution and delivery) to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property (subject only to Permitted Liens), including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $15,000,000 acquired after the Closing Date by any Loan Party (other than any such real property owned by an Excluded Foreign Subsidiary, Unrestricted Subsidiary or Immaterial Subsidiary or subject to a Lien expressly permitted by Sections 7.3(g) or (l)), promptly (and, in any event, within 60 days following the date of such acquisition) (i) execute and deliver (or cause such execution and delivery) a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (iv) if required by the Administrative Agent, agree to amendments to the Loan Documents to provide for such additional representations, warranties and covenants as are customarily associated with loans secured by real property.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary, Unrestricted Subsidiary or Immaterial Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary, Unrestricted Subsidiary or Immaterial Subsidiary), by any Loan Party, promptly (and, in any event, within 60 days following such creation or the date of such acquisition) (i) execute and deliver (or cause such execution or delivery) to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party (subject only to Permitted Liens), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and the Intellectual Property Security Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest (subject only to Permitted Liens) in the Collateral described in the Guarantee and Collateral Agreement and the Intellectual Property Security Agreement with respect to such new Subsidiary, including, without limitation, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the Intellectual Property Security Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Excluded Foreign Subsidiary, Unrestricted Subsidiary or Immaterial Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (and, in any event, within 60 days following such creation or the date of such acquisition) (i) execute and deliver (or cause such execution and delivery) to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent

deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party subject only to Permitted Liens (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent thereon, (iii) cause such new Subsidiary to become a party to the Subordinated Intercompany Note, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) If, at any time and from time to time after the Closing Date, Domestic Subsidiaries that are not Loan Parties because they are Immaterial Subsidiaries comprise in the aggregate more than 7.5% of consolidated total assets as of the end of the most recently ended fiscal quarter of the Borrower or more than 7.5% of EBITDA of the Borrower for the period of four consecutive fiscal quarters as of the end of the most recently ended fiscal quarter of the Borrower, then the Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, cause one or more such Domestic Subsidiaries to become additional Loan Parties (notwithstanding that such Domestic Subsidiaries are, individually, Immaterial Subsidiaries) such that the foregoing condition ceases to be true.

(f) Notwithstanding anything to the contrary in this Section 6.10, paragraphs (a), (b), (c), (d) or (e) of this Section 6.10 shall not apply to any Property, new Subsidiary or new Excluded Foreign Subsidiary, Unrestricted Subsidiary or Immaterial Subsidiary created or acquired after the Closing Date, as applicable, as to which the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein.

6.11 Use of Proceeds of the Loans.

(a) Use the proceeds of the Loans only for the purposes specified in Section 4.16.

6.12 ERISA Documents. The Borrower will cause to be delivered to the Administrative Agent, promptly upon the Administrative Agent’s request, any or all of the following: (i) a copy of each Plan (or, where any such Plan is not in writing, a complete description thereof) and, if applicable, related trust agreements or other funding instruments and all amendments thereto, and all material written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of the Borrower or any of its Subsidiaries; (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Plan; (iii) for the three most recent plan years preceding the Administrative Agent’s request, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by the Borrower or any Commonly Controlled Entity to each such Plan and copies of the collective bargaining agreements requiring such contributions; (v) any information that has been provided to the Borrower or any Commonly Controlled Entity regarding withdrawal liability under any Multiemployer Plan; (vi) the aggregate amount of payments made under any employee welfare benefit plan (as defined in Section 3(1) of ERISA) to any retired employees of the Borrower or any of its Subsidiaries (or any dependents thereof) during the most recently completed fiscal year; and (vii) documents reflecting any agreements between the PBGC and the Borrower or any Commonly Controlled Entity with respect to any Plan.

6.13 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request, for the purposes of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that such Governmental Authority, the Administrative Agent or such Lender may require to be obtained from any Loan Party for such governmental consent, approval, recording, qualification or authorization.

6.14 Post-Closing Financials. (a) As soon as available, but in any event not later than 76 days after the consummation of the Acquisition, deliver the audited consolidated and consolidating financial statements of the Acquired Business for the 2006 fiscal year.

(b) If the consummation of the Acquisition occurs after December 31, 2007, as soon as available, but in any event not later than 76 days after the consummation of the Acquisition, deliver the audited consolidated and consolidating financial statements of the Acquired Business for the 2007 fiscal year.

SECTION 7. NEGATIVE COVENANTS

The Parent and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Multicurrency Letter of Credit remains outstanding or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreement and unmatured contingent reimbursement and indemnification Obligations) is owing to any Lender, the Arrangers or the Administrative Agent hereunder, each of the Parent and the Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly:

7.1 Maximum Total Leverage Ratio

(a) The Borrower shall maintain a Consolidated Leverage Ratio, as determined as of the last day of each fiscal quarter, of not more than the maximum ratio set forth below.

Time Period	Consolidated Leverage Ratio
(A) At any time if Delayed Draw Term Loans have been funded,

(i) from the Delayed Draw Funding Date through the date that is 6 full fiscal quarters after the Delayed Draw Funding Date; and	4.75:1.00

(ii) thereafter	4.25:1.00

(B) At any time if Delayed Draw Term Loans have not been funded	3.25:1.00

(b) Certain Calculations. With respect to any period during which a Permitted Acquisition or Asset Sale or Investment under Section 7.8(n) occurs, for purposes of determining compliance with the covenant set forth in Section 7.1(a), Consolidated EBITDA and the components of Consolidated Leverage Ratio shall be calculated with respect to such period on a pro forma basis including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and as interpreted by the staff of the SEC, (which pro forma adjustments shall be certified by the Chief Financial Officer of the Borrower), using the historical financial statements of the Person or business acquired or sold or to be acquired or sold and the consolidated financial statements of the Borrower and its Restricted Subsidiaries which shall be reformulated as if such Permitted Acquisition or Asset Sale, and any Indebtedness or other liabilities incurred in connection with any such acquisition or sale had been consummated or incurred at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant Permitted Acquisition or Asset Sale, at the weighted average of the interest rates applicable to outstanding Loans during such period; provided that if such assumed Indebtedness is to remain as permanent financing, the actual interest rate will be used in the calculation), all such calculations to be in form and substance reasonably satisfactory to the Administrative Agent; provided, further, that with the written consent of the Administrative Agent, the Borrower shall also be permitted to make certain normalizing adjustments to Capital Expenditures.

7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party created under any Loan Document;

(b) (A) Unsecured intercompany Indebtedness (i) of the Borrower to any Restricted Subsidiary and (ii) of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary, in each case incurred to facilitate the consummation of the Acquisition; provided that the aggregate amount of all such Indebtedness incurred under this clause (A) shall not exceed at any time $290,000,000 in aggregate principal amount plus interest and (B) unsecured intercompany Indebtedness (i) of the Borrower to any Restricted Subsidiary and (ii) of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that the aggregate amount of all such Indebtedness incurred under this clause (B) shall not exceed at any time $100,000,000 in aggregate principal amount plus interest; provided further that all Indebtedness described in clauses (A) and (B) above owing by a Loan Party shall be evidenced by, and subject to the terms and conditions of, the Subordinated Intercompany Note;

(c) Indebtedness of the Borrower and its Restricted Subsidiaries (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding;

(d) Indebtedness (other than the Indebtedness referred to in Section 7.2(f)) of the Borrower and its Restricted Subsidiaries outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(e) Indebtedness consisting of unsecured Guarantee Obligations made in the ordinary course of business by the Borrower or any Restricted Subsidiary of obligations of the Borrower or any Restricted Subsidiary;

(f) Unsecured Indebtedness of the Borrower created under the Senior Subordinated Note Indenture in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $175,000,000, (ii) Guarantee Obligations of any Guarantor in respect of such Indebtedness; provided that such Guarantee Obligations are subordinated to the obligations of such Guarantor under the Guarantee and Collateral Agreement to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes are subordinated to the Obligations; and (iii) unsecured indebtedness of the Borrower that refinances the Senior Subordinated Notes and Guarantee Obligations of any Guarantor in respect of such refinancing indebtedness; provided that (A) such refinancing Indebtedness and Guarantee Obligations shall be subordinated to the obligations of the Borrower and the Subsidiary Guarantors under the Loan Documents to the same extent as the obligations of the Borrower and the Subsidiary Guarantors in respect of the Senior Subordinated Notes are subordinated, (B) the maturity date of such refinancing Indebtedness shall be no earlier than six months after the Term Loan Maturity Date, (C) the terms of such refinancing Indebtedness shall be no less favorable to the Borrower and the Guarantors than the terms of the Senior Subordinated Notes and (D) the principal amount of such refinancing Indebtedness together with any fees related thereto does not exceed the principal amount of the Senior Subordinated Notes refinanced thereby;

(g) Unsecured Indebtedness constituting Investments permitted under Section 7.8(q);

(h) Indebtedness under performance, surety, statutory or appeal bonds or with respect to worker’s compensation claims or other bonds permitted under Sections 7.3(c) and (d);

(i) unsecured subordinated Indebtedness consisting of promissory notes, on market terms, issued by the Parent to current or former officers, directors and employees of the Loan Parties (or the spouses or estates thereof) to purchase or redeem Capital Stock of the Parent issued to such officer, director or employee, provided that the aggregate principal amount of such Indebtedness shall not exceed $10,000,000 at any one time outstanding and the documentation evidencing such Indebtedness shall contain subordination provisions reasonably satisfactory to the Administrative Agent (including the subordination of any payment obligations of the Parent thereunder to the obligations of the Loan Parties hereunder and provisions prohibiting payments on such Indebtedness if the Borrower could not pay a dividend under Section 7.6 in the amount of such payment);

(j) Indebtedness of the Parent consisting of repurchase obligations with respect to Capital Stock issued to employees, officers and directors arising upon the death, disability or termination of employment of such employees, officers or directors; provided that such repurchase obligations of the Parent thereunder are expressly subject to the Obligations of the Loan Parties hereunder, (including the subordination of any payment or repurchase obligations of the Parent thereunder to the obligations of the Loan Parties hereunder and provisions prohibiting payments on such Indebtedness if the Borrower could not pay a dividend under Section 7.6 in the amount of such payment);

(k) Indebtedness issued to insurance companies to finance insurance premiums payable to such insurance companies in connection with insurance policies purchased by a Loan Party in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000;

(l) Indebtedness consisting of customary overdraft and similar protections in connection with deposit accounts;

(m) Indebtedness of the Borrower consisting of customary indemnification, deferred purchase price adjustments or similar obligations, in each case incurred or assumed in connection with the acquisition of any business or assets permitted to be acquired hereunder;

(n) Indebtedness of the Borrower or any Restricted Subsidiary assumed in connection with any Permitted Acquisition under Section 7.8(g); provided that such Indebtedness was not incurred (i) to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions constituting such Permitted Acquisition or (ii) otherwise in connection with, or in contemplation of, such Permitted Acquisition; and provided, further, that the aggregate amount of such Indebtedness, together with any Indebtedness permitted under clause (o) shall not exceed $50,000,000 in principal amount at any time outstanding;

(o) Indebtedness of Excluded Foreign Subsidiaries consisting of working capital revolver facilities; provided that the aggregate amount of such Indebtedness, together with any Indebtedness permitted pursuant to clause (n) shall not to exceed $50,000,000 in principal amount at any time outstanding;

(p) Unsecured Indebtedness of the Parent to the Borrower incurred in lieu of making a Restricted Payment pursuant to Section 7.6(b) or (c), in an aggregate amount not to exceed the amount of cash dividends that the Borrower would be permitted to make pursuant to Sections 7.6(b) and (c) if no such Indebtedness was incurred; provided that such Indebtedness is evidenced by an instrument in form and substance reasonably satisfactory to the Administrative Agent, including subordination terms, if any, and each such instrument must be pledged to the Administrative Agent as Collateral pursuant to the Security Documents; and provided, further, that the amount of any such Indebtedness shall reduce dollar-for-dollar the amount of any Restricted Payments that may be made pursuant to Section 7.6(b) or (c);

(q) (i) Indebtedness of Restricted Subsidiaries owed to a Loan Party to the extent proceeds of such Indebtedness are used for the purposes described in Section 7.8(f) and Section 7.8(m) and (ii) Indebtedness incurred in connection with Investments permitted under Section 7.8(o);

(r) after giving effect to any incurrence of indebtedness under this clause (r), so long as the Consolidated Leverage Ratio is less than or equal to 4.50 to 1.00 and the Borrower shall be in compliance with Section 7.1(a), additional unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries (and guarantees thereof by the Parent) and secured indebtedness permitted by Section 7.3(n); and

(s) Unsecured Indebtedness of any Loan Party to any Loan Party evidenced by, and subject to the terms and conditions of, the Subordinated Intercompany Note.

7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments, charges or other government levies not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits by or on behalf of the Borrower or any of its Restricted Subsidiaries to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, statutory obligations, self insurance or reinsurance obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) (i) easements, rights-of-way, restrictions, covenants and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and (ii) any other Lien or exception to coverage described in a mortgage policy of title insurance or surveys issued in favor of and accepted by the Administrative Agent with respect to any real property subject to a Mortgage;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred pursuant to Section 7.2(c) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens shall be created within 30 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor or sublessor or lessee or sublessee under any lease entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(j) any interest of Verizon Information Services Inc. granted pursuant to the Intellectual Property Agreement, any interest of a licensee or sublicensee under any licenses or sublicenses entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, in each case to the extent not interfering in any material respect with the business of the Borrower or any of its subsidiaries;

(k) Liens consisting of customary rights of set-off of or banker’s liens on amounts on deposit, to the extent arising by operation of law, incurred in the ordinary course of business;

(l) Liens on the property or assets of a Person which becomes a Restricted Subsidiary of the Borrower after the date hereof, or if acquired by such Person after the date hereof, securing Indebtedness permitted by Section 7.2(n); provided that (i) such Liens existed at the time such Person became a Restricted Subsidiary of the Borrower and (ii) the amount of Indebtedness secured thereby is not increased and such Liens are not expanded to cover additional Property;

(m) Liens on the assets of any Excluded Foreign Subsidiary which secure Indebtedness permitted pursuant to Section 7.2(o); and

(n) Liens (not otherwise permitted hereunder) which secure obligations permitted hereunder not exceeding $20,000,000 in principal amount in the aggregate at any time outstanding, plus interest.

7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) any Solvent Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Guarantor which is a Wholly Owned Subsidiary of the Borrower (provided that such Guarantor shall be the continuing or surviving corporation);

(b) any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Guarantor which is a Wholly Owned Subsidiary of the Borrower;

(c) the Borrower or any Restricted Subsidiary thereof may merge with any Person in connection with a Permitted Acquisition; provided that if such transaction involves the Borrower, the Borrower shall be the continuing or surviving corporation and, if such transaction involves any Subsidiary of the Borrower, the surviving corporation must be or become a Subsidiary Guarantor; and

(d) any Excluded Foreign Subsidiary (i) may be merged with or consolidated with or into any other Excluded Foreign Subsidiary; provided that the ownership interest of the Borrower in the surviving Subsidiary is no less than the Borrower’s ownership interest in the merged Subsidiary and (ii) may transfer assets of reasonably equivalent value to any other Excluded Foreign Subsidiary.

(e) any Immaterial Subsidiary (i) may be merged with or consolidated with or into any other Immaterial Subsidiary; provided that the ownership interest of the Borrower in the surviving Subsidiary is no less than the Borrower’s ownership interest in the merged Subsidiary and (ii) may transfer assets of reasonably equivalent value to any other Immaterial Subsidiary.

7.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary of the Parent, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property, or property which is damaged such that it is no longer materially useful, in each case, in the ordinary course of business;

(b) Dispositions permitted by Section 7.4(b);

(c) the sale or issuance of (i) any Subsidiary’s Capital Stock (other than Disqualified Stock) to the Borrower or any Guarantor which is a Wholly Owned Subsidiary of the Borrower of (ii) the Borrower’s Capital Stock (other than Disqualified Stock) to the Parent.

(d) the Disposition by the Borrower or any of its Restricted Subsidiaries of other assets having a fair market value not to exceed (x) $35,000,000 or (y) 3.5% of the consolidated total assets of the Borrower and its Restricted Subsidiaries in the aggregate for any fiscal year of the Borrower; provided that any Net Cash Proceeds received from any such Asset Sales in excess of $15,000,000 in any fiscal year shall be subject to the mandatory prepayment provisions of Section 2.12;

(e) any Investment permitted pursuant to Section 7.8(f) and the Disposition of any Investment permitted pursuant to Section 7.8(b);

(f) any Recovery Event, provided, that the requirements of Section 2.12(b) are complied with in connection therewith;

(g) the discount, write-off or sale of uncollectible receivables in the ordinary course of business;

(h) the lease or license (or sublease or sublicense) of real or personal property (including Intellectual Property) in the ordinary course of business;

(i) the sale or exchange of specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 365 days of such sale or exchange in the acquisition of) replacement items of equipment which are, in the reasonable business judgment of the Borrower, the functional equivalent of the item of equipment so sold or exchanged;

(j) the sale of non-core assets acquired in connection with a Permitted Acquisition; and

(k) the cancellation of any Indebtedness constituting an Investment permitted pursuant to Section 7.8 which the Borrower reasonably believes to be uncollectible.

7.6 Limitation on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock (excluding Disqualified Stock) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Loan Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating any Loan Party to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) (i) any Subsidiary of the Borrower may declare and pay dividends to the Borrower or any Guarantor which is a Subsidiary of the Borrower and (ii) any Excluded Foreign Subsidiary or Immaterial Subsidiary may declare and pay dividends to any Subsidiary of the Borrower;

(b) the Borrower may pay dividends to the Parent to permit the Parent to (i) purchase the Parent’s Capital Stock or Capital Stock options from present or former employees, officers, directors or consultants of any Loan Party (or the spouses or estates thereof) upon the death, disability or termination of employment of such employee, officer, director or consultant, or to make payments with respect to Indebtedness issued to repurchase such Capital Stock or Capital Stock options pursuant to Section 7.2(i), provided that the aggregate amount of payments by the Borrower under this clause (i) shall not exceed $7,500,000 plus any amount owing with respect to such Indebtedness in any fiscal year, and in no case shall the aggregate amount of such payments exceed $12,500,000 per fiscal year and (ii) purchase the Parent’s Capital Stock or Capital Stock options from present or former employees, officers, directors or consultants of any Loan Party (or the spouses or estates thereof) upon the death or disability of such employee, officer, director or consultant with the proceeds any “key man” life insurance maintained with respect to such deceased or disabled employee, officer, director or consultant and (iii) pay management fees to the Principal expressly permitted by Section 7.10; provided, further, that the aggregate amount of cash dividends payable pursuant to this clause (b) shall be reduced dollar-for-dollar by the amount of any Indebtedness incurred pursuant to Section 7.2(p);

(c) (i) the Borrower may pay dividends to the Parent so that the Parent may pay corporate, operating overhead expenses (including, without limitation franchise or similar taxes) incurred in the ordinary course of business, including, without limitation, indemnification obligations and directors’ fees and expenses not to exceed $500,000 in any fiscal year and (ii) the Borrower may pay dividends to the Parent so that the Parent may pay any taxes which are due and payable by the Loan Parties as part of a consolidated group, provided that the aggregate amount of cash dividends payable pursuant to this clause (c) shall be reduced dollar-for-dollar by the amount of any Indebtedness incurred pursuant to Section 7.2(q);

(d) repurchases of Capital Stock of the Parent deemed to occur on the non-cash exercise of permitted stock options and warrants;

(e) the Parent may repurchase or exchange its Capital Stock from employees, officers and directors to the extent funded with Net Cash Proceeds which are received from and substantially concurrently with the issuance of its Capital Stock;

(f) the Parent and its Subsidiaries may pay dividends in any fiscal year in which the amount of (the “Available Amount”) (i) cumulative Consolidated EBITDA from June 30, 2007 to the end of the most recently ended fiscal quarter ended after the Closing Date, minus (ii) the product of 1.75 times the Consolidated Interest Expense from June 30, 2007 to the end of the most recently ended fiscal quarter ended after the Closing Date exceeds zero, in an aggregate amount when aggregated with amounts expended in reliance upon Section 7.7(b) and Section

7.8(o) (in excess of $10,000,000) and not in excess of such difference, so long as, both before and after giving effect to any such dividend, the Consolidated Leverage Ratio would be less than 4.50 to 1.00 and the Borrower would be in compliance with Section 7.1(a); and

(g) the Parent and its Restricted Subsidiaries may make Restricted Payments in any fiscal year financed solely with the proceeds of an issuance of Capital Stock of the Parent or its Subsidiaries (subject to Section 8.1(m)) to the extent such proceeds have not been used for other purposes hereunder.

7.7 Limitation on Capital Expenditures. (a) Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Restricted Subsidiaries (i) funded by the proceeds of an issuance of Capital Stock of the Parent or any of its Restricted Subsidiaries (subject to Section 8(m)) to the extent such proceeds have not been used for other purposes hereunder and (ii) in the ordinary course of business not exceeding the Permitted Capital Expenditure Amount with respect to any fiscal year; provided that up to 100% of the Permitted Capital Expenditure Amount specified for a particular fiscal year, if not so expended in such fiscal year, may be carried over for expenditure in any of the next three succeeding fiscal years.

(b) The amount of Capital Expenditures set forth in Section 7.7(a) in respect of any fiscal year may be increased by an amount not to exceed the Available Amount minus any amounts expended in reliance upon Section 7.6(f) and Section 7.8(o) (in excess of $10,000,000).

7.8 Limitation on Investments and Designation of Unrestricted Subsidiaries. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), or allow any Restricted Subsidiary to do the same except:

(a) extensions of trade credit, including accounts receivable, in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Sections 7.2(b), (e), (p) or (r);

(d) loans and advances to employees of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and Subsidiaries of the Borrower not to exceed $1,000,000 at any one time outstanding;

(e) Investments in assets useful in the Borrower’s or the applicable Restricted Subsidiary’s business made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f)(A) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by Borrower or any Restricted Subsidiary in a Restricted Subsidiary or Borrower to facilitate the consummation of the Acquisition not to exceed $290,000,000 plus interest or other amounts owed thereon and (B) other Investments whether in the form of Indebtedness under Section 7.2(b)(B) or otherwise by Borrower or any Restricted Subsidiaries in any Restricted Subsidiary or Borrower not to exceed $100,000,000 plus interest or other amounts owed thereon;

(g) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries constituting acquisitions of Persons or ongoing businesses engaged primarily in one or more lines of businesses permitted under Section 7.15 (“Permitted Acquisitions”); provided that:

(i) immediately prior to and after giving affect to any such Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing and the Borrower shall have certified same to the Administrative Agent in writing;

(ii) if such Permitted Acquisition is structured as a stock acquisition, then either (A) the Person so acquired becomes a Wholly Owned Subsidiary of the Borrower or (B) such Person is merged with and into either the Borrower or a Wholly Owned Subsidiary of the Borrower (with the Borrower or such Wholly Owned Subsidiary being the surviving corporation in such merger);

(iii) all of the provisions of Section 6.10 have been or will be complied with in all material respects in respect of such Permitted Acquisition; and

(iv) after giving pro forma effect to the proposed Permitted Acquisition in accordance with Section 7.1(b), the Borrower shall be in compliance with the financial covenant set forth in Section 7.1(a).

(h) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers;

(i) the Parent may acquire and hold Investments consisting of loans to employees, officers and directors of the Loan Parties;

(j) the Borrower and its Restricted Subsidiaries may receive and own securities or other Investments acquired pursuant to Dispositions, mergers, consolidations, amalgamations, liquidations, wind-ups or dissolutions permitted pursuant to Sections 7.4 or 7.5;

(k) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(l) Investments in deposit accounts opened in the ordinary course of business;

(m) Investments by the Borrower or any of its Restricted Subsidiaries in joint ventures in an aggregate amount not to exceed $5,000,000 in any fiscal year;

(n) Investments made using the Capital Stock of the Parent or any Subsidiary of the Parent (subject to Section 8(m)) or the proceeds received by the Parent or any its Subsidiaries from the issuance of capital stock of the Parent or such Subsidiary (subject to Section 8(m)) to the extent such proceeds have not been used for other purposes hereunder;

(o) other Investments in an aggregate amount not to exceed, in any fiscal year, (i) $10,000,000 plus (ii) the Available Amount minus any amounts expended in reliance upon Section 7.6(f) and Section 7.7(b);

(p) the Acquisition; and

(q)(i) Investments among non-Guarantor Restricted Subsidiaries and (ii) Investments by one Loan Party in any other Loan Party.

The outstanding amount of any Investment on any date of determination shall be calculated after giving effect to all cash returns of principal or capital thereon, cash dividends or other cash returns on the Investments thereon, received by the Loan Party or Subsidiary which made such Investment and applied in a manner not prohibited by this Agreement.

The Borrower shall not permit any Restricted Subsidiary to become an Unrestricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, any such designation shall be deemed an “Unrestricted Subsidiary Investment” in the Unrestricted Subsidiary in an amount equal to the fair market value of such Subsidiary on the date of designation. The amount of all Unrestricted Subsidiary Investments made by Borrower or Restricted Subsidiaries after the Closing Date shall not exceed $10,000,000 in the aggregate (after giving effect to all cash returns of principal or capital thereon, cash dividends or other cash returns on the Unrestricted Subsidiary Investments thereon, received by the Loan Party or Subsidiary which made such Unrestricted Subsidiary Investment after the date of such designation and applied in a manner not prohibited by this Agreement).

7.9 Limitation on Optional Payments of Indebtedness. Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any subordinated Indebtedness (other than the redemption, repurchase or repayment of Senior Subordinated Notes), or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating any Loan Party to make payments to such Derivatives Counterparty as a result of any change in market value of such Indebtedness, other than the prepayment of Indebtedness incurred hereunder.

7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate

(other than the Borrower or any Guarantor which is a Wholly Owned Subsidiary of the Borrower) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Parent or any of its Restricted Subsidiaries, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Parent or any of its Restricted Subsidiaries, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may (i) pay expenses of directors and officers incurred as a result of serving in such capacities, (ii) issue Capital Stock in the Parent to employees, officers, directors and consultants to the extent permitted under Section 7.5(c), (iii) issue Capital Stock in the Parent to Affiliates of the Parent, (iv) engage in transactions with Transaction Network Services Inc. or any of its Subsidiaries in the ordinary course of business and consistent with past practices and (v) make payments as set forth on Schedule 7.10.

7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing of Property by any Loan Party which has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of such Loan Party unless (i) the sale of such property is permitted by Section 7.5 and (ii) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 7.2(c) and (n) and 7.3(g), respectively.

7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of any Loan Party to end on a day other than December 31 or change any Loan Party’s method of determining fiscal quarters, in each case, without the prior written consent of the Administrative Agent.

7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby or agreements governing Indebtedness incurred pursuant to Section 7.2(n), or, to the extent permitted to be secured by a Lien pursuant to Section 7.3(n), Indebtedness incurred pursuant to Section 7.2(r) (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), and (c) the Senior Subordinated Note Indenture.

7.14 Limitation on Restrictions on Subsidiary Distributions, etc. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party (or, in the case of clause (a) only, any Restricted Subsidiary of the Borrower) to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay or subordinate any Indebtedness owed to, any Loan Party (b) make Investments in any Loan Party or (c) transfer any of its assets to any Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions under the Senior Subordinated Note Indenture, (iii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary and (iv) with respect to clause (c) only, restrictions on transfers of (1) assets subject to any Lien permitted under Sections 7.3 (c), (g), (l), (m) or (n) and (2) general intangibles consisting of customary non-assignment contract rights entered into in the ordinary course of business and which restrictions could not reasonably be expected to materially interfere with the operation of the Loan Parties’ business or the rights and remedies of the Secured Parties under the Loan Documents.

7.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement or that are reasonably related or ancillary thereto.

7.16 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Specified Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes.

7.17 Partnerships and Joint Ventures. Become a general or limited partner in a partnership or a joint venturer in any joint venture, or permit any Loan Party to do so, other than (i) any joint venture permitted by Section 7.8(m), provided that any Indebtedness of such joint venture is Non-Recourse Indebtedness and (ii) any partnership which is a Wholly Owned Subsidiary Guarantor.

7.18 Limitations on Activities of the Parent.

(a) The Parent will not engage in any business activities other than holding the Capital Stock of the Borrower, and activities directly related or necessary in connection with the holding of such Capital Stock and transactions permitted by Section 7.10. The Parent will not acquire or hold any Capital Stock of any other Person other than an Unrestricted Subsidiary.

(b) The Parent will not own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received by it in connection with dividends made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by such Section) and Cash Equivalents) other than the ownership of the shares of Capital Stock as described in clause (a) of this Section. Further, the Parent will not directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (other than pursuant to the Guaranty and Collateral Agreement, subordinated Guarantee Obligations under the Senior Subordinated Note Indenture and Indebtedness permitted by 7.2(i), (p) or (r)).

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.1(c), clause (i) or (ii) of Section 6.4(a), Section 6.7(a) or Section 7 hereof or Section 5 of the Guarantee and Collateral Agreement; or

(d) Any Loan Party shall default in the observance or performance of any other covenant or agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days from the earlier of (i) the date on which any Loan Party knew or should have known of such default or (ii) the date on which the Administrative Agent provided notice of such default to such Loan Party; or

(e) Any Loan Party shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans) or any Guarantee Obligation on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or in the case of any Guarantee Obligation to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness or Guarantee Obligation the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

(f) (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) the Borrower or any of its Subsidiaries or any Commonly Controlled Entity shall be required to make payments pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees (or their dependents), (vii) the Borrower or any of its Subsidiaries or any Commonly Controlled Entity shall be required to make contributions to any defined benefit pension plan subject to Title IV of ERISA (including any Multiemployer Plan) or (viii) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, would, reasonably be expected to have a Material Adverse Effect on the Borrower; or

(h) One or more judgments or decrees shall be entered against any Loan Party involving a liability for the Loan Parties taken as a whole (to the extent not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i) Any of the Security Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents on material Collateral shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) [Reserved].

(k) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(l) Any Loan Party or any Affiliate of any Loan Party shall assert that any provision of any Loan Document is not in full force and effect (other than pursuant to the terms thereof); or

(m) (i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Principal and its Control Investment Affiliates, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “Beneficial Owner”, directly or indirectly, of more than 30% of the total voting power in the Parent and such “person” or “group” shall be the “Beneficial Owner” of a greater percentage of the total voting power in the Parent than the Principal and it Control Investment Affiliates; (ii) the board of directors of the Parent shall cease to consist of a majority of Continuing Directors; (iii) the Parent shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or (iv) a Specified Change of Control shall occur; or

(n) The Indebtedness under the Senior Subordinated Note Documentation or any guarantees thereof shall cease, for any reason (other than pursuant to the terms thereof), to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Documentation, or any Loan Party, any Affiliate of any Loan Party shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Loan Party, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of Multicurrency L/C Obligations, whether or not the beneficiaries of the then outstanding Multicurrency Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of Multicurrency L/C Obligations, whether or not the beneficiaries of the then outstanding Multicurrency Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and the Lenders shall be entitled to exercise any and all remedies available under the

Security Documents, including, without limitation, the Guarantee and Collateral Agreement and any Mortgage, or otherwise available under applicable law or otherwise. With respect to all Multicurrency Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Multicurrency Letters of Credit (and the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Multicurrency Letters of Credit and all other Obligations). If at any time the Administrative Agent determines in good faith and in its reasonable business judgment that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Multicurrency Letters of Credit, the Borrower shall, forthwith upon demand by the Administrative Agent (together with notice received of any such Person’s claim or right, if any), pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account (which shall permit overnight investments in certain Cash Equivalents selected by the Administrative Agent until such funds are applied to the Obligations) that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Multicurrency Letters of Credit, and the unused portion thereof after all such Multicurrency Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Loan Parties hereunder and under the other Loan Documents. After all such Multicurrency Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Loan Parties hereunder and under the other Loan Documents shall have been paid in full (excluding Obligations in respect of any Specified Hedge Agreement and unmatured contingent reimbursement and indemnification Obligations), the balance, if any, in such cash collateral account shall be returned to the Loan Parties (or such other Person as may be lawfully entitled thereto).

8.2 Specified Equity Contributions. For purposes of determining compliance with Section 7.1(a), any cash equity contribution (other than in respect of Disqualified Stock of the Borrower), made to the Borrower or Parent, as the case may be, on or prior to the day that is thirty (30) Business Days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be a period of at least two fiscal quarters in respect of which no Specified Equity Contribution is made and (b) all Specified Equity Contributions shall be disregarded for any purpose under any Loan Document other than determining compliance with Section 7.1(a).

If, after the making of the Specified Equity Contribution and the recalculations of Consolidated EBITDA pursuant to the preceding paragraph, the Borrower shall then be in compliance with the requirements of Section 7.1(a), the Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default that had occurred shall be deemed cured.

SECTION 9. THE ADMINISTRATIVE AGENT; THE ARRANGERS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. None of the Arrangers, the Administrative Agent or any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from its or such Person’s own gross negligence or willful misconduct in breach of a duty owed to the party asserting liability) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Arrangers or the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or the requisite Lenders required under Section 10.1 to authorize or require such action (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or the requisite Lenders under Section 10.1 to authorize or require such action (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and Multicurrency Letters of Credit.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, the Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the requisite Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that none of the Arrangers or the Administrative Agent or any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Arrangers or the Administrative Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Arrangers or the Administrative Agent to any Lender. Each Lender represents to the Arrangers and the Administrative Agent that it has, independently and without reliance upon the Arrangers or the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition, prospects and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans (and in the case of the Multicurrency Issuing Lender, its Multicurrency Letters of Credit) hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Arrangers or the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition, prospects and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Arrangers and the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Arrangers or the Administrative Agent or any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify the Arrangers and the Administrative Agent in its capacity as such (to the extent not reimbursed by the Parent or the Borrower and without limiting the obligation of the Parent or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Arrangers or the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Arrangers or the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from the Arrangers’ or the Administrative Agent’s gross negligence or willful misconduct in breach of a duty owed to such Lender. The agreements in this Section 9.7 shall survive the payment of the Loans and Multicurrency Letters of Credit and all other amounts payable hereunder.

9.8 The Arrangers and the Administrative Agent in Their Individual Capacities. The Arrangers and the Administrative Agent and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Arrangers were not the Arrangers and the Administrative Agent was not the Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Multicurrency Letter of Credit issued or participated in by it, the Arrangers and the Administrative Agent shall have the same rights and powers under this Agreement and the other

Loan Documents as any Lender and may exercise the same as though it were not an Arranger or the Administrative Agent, as the case may be, and the terms “Lender” and “Lenders” shall include the Arrangers and the Administrative Agent in their respective individual capacities.

9.9 Successor Administrative Agents. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans or Multicurrency Letters of Credit. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Authorization to Release Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Borrower or any of its Subsidiaries that is the subject of a Disposition which is permitted by this Agreement or which has been consented to in accordance with Section 10.1.

9.11 The Arrangers and the Syndication Agent. Each of the Arrangers and the Syndication Agent shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

9.12 Withholding Tax. (a) To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the forms or other documentation required by Section 2.20(f) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

(b) If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative

Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(c) If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Sections 2.20(f) and 9.12.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest (other than the waiver of default interest) or fee (including any prepayment premium) payable hereunder or extend the scheduled date of any payment thereof in each case without the consent of each Lender directly affected thereby; (ii) increase the amount or extend the expiration date of any Commitment of any Lender without the consent of such Lender (it being understood that waivers or modifications of covenants, Defaults or Events of Default or of mandatory reductions of Commitments shall not constitute an increase in the Commitment of any Lender), (iii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders unless otherwise expressly permitted herein or in any other Loan Document; (iv) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 5.3 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Majority Revolving Credit Facility Lenders; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document relating to the obligations of the Arrangers or the Administrative Agent without the consent of the Arrangers or the Administrative Agent directly affected thereby; (vii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swing Line Lender; (viii) amend, modify or waive any provision of Section 2.18 without the consent of each Lender directly affected thereby; or (ix) amend, modify or waive any provision of Section 3 without the consent of the Multicurrency Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Arrangers and all future holders of the Loans and Multicurrency Letters of Credit. In the case of any waiver, the Loan Parties, the Lenders, the Arrangers and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

(b) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as such term is defined below) to permit the refinancing of all outstanding Term Loans as of the applicable date of determination (the “Refinanced Term Loans”) with a replacement term loan tranche hereunder (the “Replacement Term Loans”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin for such Replacement Term Loans shall not exceed the Applicable Margin for such Refinanced Term Loans, (iii) the weighted average life of such Replacement Term Loans shall not be shorter than the weighted average life of such Refinanced Term Loans at the time of such refinancing and (iv) all other terms applicable to such Replacement Term Loans shall be substantially the same as, and no less favorable to the Lenders providing such Replacement Term Loans than, the terms applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the maturity date in respect of the Term Loans in effect immediately prior to such refinancing.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to cure ambiguities or defects of a technical or immaterial nature in this Agreement or the applicable Loan Document.

(d) Notwithstanding the foregoing, with the consent of each Lender holding Delayed Draw Term Commitments, any condition precedent to funding of the Delayed Draw Term Loans set forth in Section 5.2(b) may be waived (it being understood that any such waiver shall not operate as a waiver of any underlying Default or Event of Default resulting in such condition precedent not being satisfied) and it is understood that the Delayed Draw Term Loans will be funded if the conditions precedent described in Section 5.2 are satisfied or waived in accordance with terms hereof.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Parent, the Borrower and the Administrative Agent, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Parent	Syniverse Holdings, Inc. 8125 Highwoods Palm Way Tampa, Florida 33647 Attention: Chief Financial Officer Telecopy: (813) 637-5885 Telephone: (813) 637-5000

with a copy to:	GTCR Golder Rauner, L.L.C. 6100 Sears Tower Chicago, IL 60606 Attention: Collin E. Roche and Barry R. Dunn Telecopy: (312) 382-2201 Telephone: (312) 382-2200

and	Kirkland & Ellis LLP Aon Center 200 East Randolph Drive Chicago, IL 60601 Attention: Stephen Ritchie & Christopher Butler Telecopy: (312) 861-2200 Telephone: (312) 861-2100

The Borrower:	Syniverse Technologies, Inc. 8125 Highwoods Palm Way Tampa, Florida 33647 Attention: Chief Financial Officer Telecopy: (813) 637-5885 Telephone: (813) 637-5000

The Administrative Agent:	Lehman Commercial Paper Inc. 745 Seventh Avenue New York, New York 10019 Attention: Frank Turner Telecopy: (212) 455-2502 Telephone: (212) 455-7569

with a copy to:	Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, New York 10022 Attention: Christopher R. Plaut Telecopy: (212) 751-4864 Telephone: (212) 906-1200

Multicurrency Issuing Lender:	As notified by the Multicurrency Issuing Lender to the Administrative Agent and the Borrower

provided that any notice, request or demand to or upon the Administrative Agent or any Lender shall not be effective until received.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Arrangers, the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Arrangers and the Administrative Agent for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Arrangers and the Administrative Agent and the charges of IntraLinks; provided that, so long as no Default or Event of Default exists and is continuing, reimbursement of the Administrative Agent’s expenses in connection with visits pursuant to Section 6.6 shall be limited to reimbursement of one visit per quarter, (b) to pay or reimburse each Lender, the Arrangers and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of one primary counsel plus the reasonable fees and disbursements of any local and specialist counsel engaged by the Administrative Agent, (c) to pay, indemnify, and hold each Lender, the Arrangers and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Arrangers, the Administrative Agent, their respective affiliates, and their respective officers, directors, partners, trustees, employees, affiliates, shareholders, attorneys and other advisors, agents, attorneys–in–fact and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of any claim, proceeding, litigation, or other action concerning or relating to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or Multicurrency Letters of Credit, the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of the Properties or the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons and to reimburse them for all fees and disbursements and other charges of one legal counsel for all Indemnitees in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from the gross negligence, bad faith or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, provided, that the Borrower shall not waive (or cause its Subsidiaries to waive) any such rights for contribution or other rights of recovery to the extent such claims, demands, penalties, fines, liabilities, or other expenses are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from the gross negligence, bad faith or willful misconduct of such Indemnitee. All amounts due under this Section shall be payable not later than five days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower in accordance with Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and Multicurrency Letters of Credit and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of the Parent, the Borrower, the Lenders, the Arrangers, the Administrative Agent, all future holders of the Loans and Multicurrency Letters of Credit and their respective successors and assigns, except that neither the Parent nor the Borrower may assign or transfer any of their respective rights or obligations under this Agreement without the prior written consent of the Arrangers, the Administrative Agent and each Lender.

(b) Any Lender may, without the consent of the Borrower or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower, the Arrangers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.20, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Notwithstanding the foregoing, no Lender may participate its interest to a competitor of the Principal or the Borrower.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate or Affiliated Fund of the assigning Lender or another Lender thereof

(each, an “Eligible Assignee”) or, with the consent of the Borrower and the Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Multicurrency Issuing Lender and the Swing Line Lender (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, substantially in the form of Exhibit D (an “Assignment and Assumption”), executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent or the Multicurrency Issuing Lender or the Swing Line Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate or Affiliated Fund of any Lender) shall be in an aggregate principal amount of less than $1.0 million (in the case of Term Loans) and $5.0 million (with respect to all other Loans and Commitments) (other than in the case of (i) an assignment of all of a Lender’s interests under this Agreement and (ii) simultaneous assignments to or by Approved Funds, which shall be aggregated for this purpose), unless otherwise agreed by the Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default under Sections 8.1(a) or 8.1(f) shall have occurred and be continuing. Notwithstanding the foregoing, no Lender may assign its interest to a competitor of the Principal or the Borrower.

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Assumption executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with any tax forms required by Section 2.20 and payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to a Lehman Entity or (z) in the case of an Assignee which is already a Lender or is an affiliate of a Lender or an Affiliated Fund (and in the case of assignments on the same day from a Lender to more than one fund managed or advised by the same investment advisor (which funds are not then Lenders hereunder) and simultaneous assignments by Approved Funds, only a single $3,500 registration and processing fee shall be payable for all such assignments by such Lender to such funds)), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to such Assignee or its registered assigns in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Assumption and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the Assignor or its registered assigns in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 10.6 concerning assignments.

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a

“Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Parent or the Borrower, any such notice being expressly waived by the Parent and the Borrower to the extent permitted by applicable law, upon any amount to the extent due and payable by the Parent or the Borrower hereunder (whether at the stated maturity or by acceleration), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, other than trust accounts, tax accounts, health benefit accounts, pay roll accounts and accounts with less than $150,000 on deposit), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of either the Parent or the Borrower, as the case may be. Each Lender agrees to notify promptly the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Parent, the Borrower, the Administrative Agent, the Arrangers and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Arrangers, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each of the Parent and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgments. Each of the Parent and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Arrangers, the Administrative Agent or any Lender has any fiduciary relationship with or duty to the Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Administrative Agent and Lenders, on one hand, and the Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Administrative Agent and the Lenders or among the Parent, the Borrower and the Lenders.

10.14 Confidentiality. Each of the Arrangers, the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party or any of such Loan Party’s attorneys, agents or accountants pursuant to this Agreement; provided that nothing herein shall prevent the Arrangers, the Administrative Agent or any Lender from disclosing any such information (a) to (i) the Arrangers, the Administrative Agent, any other Lender or (ii) any affiliate of any thereof that is obligated to hold such information in confidence, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors who are obligated to hold such information in confidence, (d) to any pledgee referred to in Section 10.6(f) or any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such pledgee or contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) if requested or required to do so in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.15 Release of Collateral and Guarantee Obligations

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to or vote or consent of any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be reasonably determined to be necessary to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents provided that the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release, a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than Obligations in respect of any Specified Hedge Agreement and any unmatured contingent reimbursement and indemnification Obligations) have been paid in full, all Commitments have terminated or expired and no Multicurrency Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to or vote or consent of any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be reasonably necessary or required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements.

(c) Notwithstanding anything to the contrary contained herein or any other Loan Document (i) a Subsidiary Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted hereunder as a result of which such Subsidiary Guarantor ceases to be a Subsidiary of the Borrower and (ii) so long as no Event of Default has occurred and is continuing (A) if a Subsidiary Guarantor is or becomes an Immaterial Subsidiary, and such release would not result in any Immaterial Subsidiary being required pursuant to Section 6.10(e) to become a Loan Party hereunder (except to the extent that on and as of the date of such release, one or more other Immaterial Subsidiaries become Subsidiary Guarantors hereunder and the provisions of Section 6.10(e) are satisfied upon giving effect to all such additions and releases), or (B) a Restricted Subsidiary is designated as an Unrestricted Subsidiary in accordance with Section 7.8, then in the case of each of clauses (A) and (B), such Subsidiary Guarantor shall be automatically released from its obligations hereunder upon notification thereof from the Borrower to the Administrative Agent. In connection with any such release, the Administrative Agent shall execute and deliver to any Subsidiary Guarantor, at such Subsidiary Guarantor’s expense, all documents that such Subsidiary Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.15 shall be without recourse to or warranty by the Administrative Agent.

10.16 Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Parent, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Parent’s and the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Parent, the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.17 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Parent, the Borrower and the Administrative Agent.

10.18 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

10.19 Confirmation. The Borrower confirms that interest payable hereunder accrues on the stated principal amount of the Loans and not on the accreted value thereof.

10.20 WAIVERS OF JURY TRIAL. EACH OF THE PARENT, THE BORROWER, THE ARRANGERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.21 Customer Identification - USA PATRIOT Act Notice. The Administrative Agent (for itself and not on behalf of any other party), the Syndication Agent (for itself and not on behalf of any other party) and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow the Administrative Agent, the Syndication Agent or such Lender, as applicable, to identify the Loan Parties in accordance with the Act.

10.22 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.23 No Novation. This Agreement does not extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or constitute a novation thereof or discharge or release the Existing Obligations or the lien or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of the Borrower or any Guarantor under the Existing Credit Agreement (including any Security Document) from any of its obligations and liabilities as a “Borrower,” or a “Guarantor” thereunder. The Borrower and Parent hereby (i) confirm and agree that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date of this Agreement all references in any such Loan Document to “the Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Existing Credit Agreement shall mean the Existing Credit Agreement as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Administrative Agent for the benefit of the Secured Parties, or to grant to the Administrative Agent for the benefit of the Secured Parties a security interest in or lien on, any collateral as security for the Existing Obligations of the Borrower or the Guarantors from time to time existing in respect of the Existing Credit Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SYNIVERSE TECHNOLOGIES, INC.

By:	/s/ David W. Hitchcock
	Name:	David W. Hitchcock
	Title:	Executive Vice President and Chief Financial Officer

SYNIVERSE HOLDINGS, INC.

By:	/s/ David W. Hitchcock
	Name:	David W. Hitchcock
	Title:	Executive Vice President and Chief Financial Officer

LEHMAN BROTHERS INC., as Arranger

By:	/s/ Michael E. Masters
	Name:	Michael E. Masters
	Title:	Vice President

DEUTSCHE BANK SECURITIES INC., as Arranger

By:	/s/ David Crescenzi
	Name:	David Crescenzi
	Title:	Director

By:	/s/ Stephen Cunningham
	Name:	Stephen Cunningham
	Title:	Managing Director

LEHMAN COMMERCIAL PAPER INC., as a Lender and as Administrative Agent

By:	/s/ Michael E. Masters
	Name:	Michael E. Masters
	Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender and as Syndication Agent

By:	/s/ Susan LeFevre
	Name:	Susan LeFevre
	Title:	Director

By:	/s/ Enrique Landaeta
	Name:	Enrique Landaeta
	Title:	Vice President

BEAR STEARNS CORPORATE LENDING INC., as a Lender and as Co-Documentation Agent

By:	/s/ Victor Bulzacchelli
	Name:	Victor Bulzacchelli
	Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION, as a Lender and as Co-Documentation Agent

By:	/s/ Kimberly A. Bruce
	Name:	Kimberly A. Bruce
	Title:	First Vice President